Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

among

Rivercrest Capital Partners LP,

rivercrest capital partners ii lp, and

Cupola RoyaLty Direct, LLC,

collectively, as Sellers,

and

KIMBELL ROYALTY PARTNERS, LP,

KIMBELL ROYALTY OPERATING, LLC,

KIMBELL ROYALTY HOLDINGS, LLC,

KIMBELL INTERMEDIATE HOLDINGS, LLC,

KRP LEGACY NBR, LLC,

and

KIMBELL CREST MINERALS LLC,

collectively, as Buyer Parties

Dated as of July 16, 2026

TABLE OF CONTENTS

Page

Article 1 Definitions and Rules of Construction		2
1.1	Definitions	2
1.2	Rules of Construction	23

Article 2 Purchase and Sale; Closing		24
2.1	Purchase and Sale of the DropDown Assets, the Foundation Assets, the SKC Assets and the Acquired Equity Interests; Assumption of Certain Liabilities	24
2.2	Adjustment of Purchase Price at Closing	25
2.3	Payment of Transaction Expenses	27
2.4	Closing Statement	27
2.5	Title Review	27
2.6	Closing Payment and Transfer	35
2.7	Closing	37
2.8	Indemnity Units and Title Defect Units	37
2.9	Post-Closing Adjustment	38
2.10	Purchase Price Allocation; Tax Treatment	40
2.11	Payments	42

Article 3 Representations and Warranties Relating to Asset Sellers		43
3.1	Organization	43
3.2	Authorization; Enforceability	43
3.3	No Conflict; Consents	44
3.4	Litigation	44
3.5	Financial Statements	44
3.6	Taxes	45
3.7	Contracts	46
3.8	Environmental Matters	47
3.9	Compliance with Laws	48
3.10	Special Warranty	48
3.11	Consents and Preferential Rights	48
3.12	No Cost-Bearing Interests	48
3.13	Bankruptcy	48
3.14	Brokers’ Fees	49
3.15	Securities Law Compliance	49
3.16	Participation Rights	49
3.17	ASSET SELLERS’ INDEPENDENT INVESTIGATION; DISCLAIMER	50

i

Article 4 Representations and Warranties Relating to Equity Sellers		51
4.1	Organization	51
4.2	Authorization; Enforceability	51
4.3	No Conflict; Consents	52
4.4	Consents	52
4.5	Litigation	52
4.6	Ownership of Acquired Equity Interests	52
4.7	Brokers’ Fees	53
4.8	Consents and Preferential Rights	53
4.9	Securities Law Compliance	53
4.10	Participation Rights	54

Article 5 Representations and Warranties Relating to the Acquired Entities		54
5.1	Capitalization	54
5.2	Special Warranty	55
5.3	Taxes	55

Article 6 Representations and Warranties Relating to the Buyer Parties		55
6.1	Organization	55
6.2	Authorization; Enforceability	55
6.3	No Conflict; Consents	56
6.4	Capitalization	56
6.5	Litigation	58
6.6	Financial Statements	58
6.7	Independent Registered Public Accounting Firm	59
6.8	Controls and Procedures; Listing	59
6.9	Contracts	60
6.10	Absence of Certain Changes	60
6.11	Taxes	60
6.12	Environmental Matters	61
6.13	Form S-3 Eligibility	61
6.14	Brokers’ Fees	61
6.15	Distribution Restrictions	62
6.16	Securities Law Compliance	62
6.17	Exemptions from Securities Laws	62
6.18	Sarbanes-Oxley	62
6.19	Investment Company Status	62
6.20	No Integration	62
6.21	No Stabilization	63
6.22	BUYER PARTIES’ INDEPENDENT INVESTIGATION; DISCLAIMER	63

Article 7 Covenants		64
7.1	Conduct of Each Seller’s Business	64
7.2	Conduct of Buyer Parties’ Business	65
7.3	Access	67

ii

7.4	Books and Records	67
7.5	Further Assurances	68
7.6	Publicity	68
7.7	Fees and Expenses; Transfer Taxes	68
7.8	Taxes	69
7.9	Confidentiality	72
7.10	Notices to Transfer Agent	73
7.11	Assistance with Financial Statements and Other Matters	74
7.12	No Shop	75
7.13	Lock-Up	76
7.14	Additional Listing Application	76
7.15	Several and Not Joint Obligations	76
7.16	Conflicts Committee	76

Article 8 Conditions to Closing		77
8.1	Conditions to Obligations of Buyer Parties to Closing	77
8.2	Conditions to the Obligations of Sellers to Closing	78

Article 9 Termination		79
9.1	Termination	79
9.2	Effect of Termination	80
9.3	Remedies for Termination	80

Article 10 Indemnification		81
10.1	Survival of Representations, Warranties and Covenants	81
10.2	Indemnification in Favor of Buyer Parties	81
10.3	Indemnification Obligations of Buyer Parties	82
10.4	Indemnification Procedure	83
10.5	Calculation, Timing, Manner and Characterization of Indemnification Payments; Indemnity Units	84
10.6	Limits of Liability	85
10.7	Sole and Exclusive Remedy	86
10.8	Compliance with Express Negligence Rule	86
10.9	Insurance Proceeds	87
10.10	Tax Treatment of Indemnity Payments	87
10.11	Damages Waiver	87
10.12	No Duplication	87

Article 11 Other Provisions		87
11.1	Notices	87
11.2	Assignment	89
11.3	Rights of Third Parties	89
11.4	Counterparts	89
11.5	Entire Agreement	89
11.6	Disclosure Schedules	89
11.7	Amendments	90
11.8	Severability	90
11.9	Specific Performance	90
11.10	Governing Law; Forum; Jurisdiction; Jury Waiver	91
11.11	No Recourse	91
11.12	Legal Representation	92

iii

List of Exhibits:

Exhibit A	Sellers and Purchase Price Allocations
Exhibit B-1	Asset Sellers
Exhibit B-2	Equity Sellers
Exhibit C-1	Properties
Exhibit C-2	Wells
Exhibit D	Covered Counties/Parishes and Acquisition Instruments
Exhibit E	Excluded Assets
Exhibit F	Form of Asset Assignment
Exhibit G	Form of Equity Assignment
Exhibit H	Form of Seller Officer’s Certificate
Exhibit I	Form of Buyer Party Officer’s Certificate
Exhibit J	Form of Registration Rights Agreement
Exhibit K	Form of Joinder to Exchange Agreement
Exhibit L	Form of Adoption Agreement

iv

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 16, 2026 (the “Execution Date”), is by and among (i) Rivercrest Capital Partners LP, a Delaware limited partnership (“Rivercrest Capital”), Rivercrest Capital Partners II LP, a Delaware limited partnership (“Rivercrest Capital II”), Cupola Royalty Direct, LLC, a Delaware limited liability company (“Cupola” and, together with Rivercrest Capital and Rivercrest Capital II, the “Sellers”), and (ii) Kimbell Royalty Partners, LP, a Delaware limited partnership (“KRP”), Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco”), Kimbell Royalty Holdings, LLC, a Delaware limited liability company (“KRH”), Kimbell Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate”), KRP Legacy NBR, LLC, a Delaware limited liability company (“Legacy”), and Kimbell Crest Minerals LLC, a Delaware limited liability company (“Kimbell Crest” and, together with KRP, Opco, KRH, Intermediate and Legacy, the “Buyer Parties”). Sellers and Buyer Parties are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each Seller directly owns the fee mineral interests, fee surface interests, overriding royalty interests, royalty interests, surface interests or other interests in or relating to Hydrocarbons or the mineral estates in the lands, in each case, set forth opposite its name on Exhibit B-1 hereto, or located in the Covered Counties/Parishes, or acquired by Sellers under the Acquisition Instruments, as each is described on Exhibit D hereto (such Sellers, in their capacities as sellers of the Acquired Assets hereunder, the “Asset Sellers,” and such assets, comprised of the DropDown Assets (defined below), the Foundation Assets (defined below), and the SKC Assets (defined below) and as more particularly described in the Asset Assignments but excluding the Excluded Assets, the “Acquired Assets”);

WHEREAS, Rivercrest Capital directly owns (i) a 10.04673% general partnership interest (the “RCP OGM Equity Interest”) in OGM Partners I, a Texas general partnership (“OGM”), and (ii) a 3.255514% limited partnership interest (the “RCP RCPTX Equity Interest” and together with the RCP OGM Equity Interest, the “Acquired RCP Equity Interests”) in RCPTX, Ltd., a Texas limited partnership (“RCPTX” and together with OGM, the “Acquired Entities”);

WHEREAS, Rivercrest Capital II (together with Rivercrest Capital, in their capacities as sellers of the Acquired Equity Interests hereunder, the “Equity Sellers”) directly owns (i) a 19.95327% general partnership interest (the “RCP II OGM Equity Interest”) in OGM, and (ii) a 6.46486% limited partnership interest (the “RCP II RCPTX Equity Interest” and together with the RCP II OGM Equity Interest, the “Acquired RCP II Equity Interests”) in RCPTX (the Acquired RCP Equity Interests and the Acquired RCP II Equity Interests are collectively referred to as the “Acquired Equity Interests”);

WHEREAS, the Acquired Entities directly own the Acquired Entity Assets; and

WHEREAS, Buyer Parties desire to acquire from each Seller, and each Seller desires to sell to Buyer Parties, on and subject to the terms and conditions of this Agreement, its respective Acquired Assets or Acquired Equity Interests, as applicable, in exchange for the consideration described in this Agreement.

1

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Definitions and Rules of Construction

1.1          Definitions.

Capitalized terms used throughout this Agreement and not defined in this Section 1.1 have the meaning ascribed to them elsewhere in this Agreement. As used herein, the following terms shall have the following meanings:

“Acquired Assets” is defined in the recitals of this Agreement.

“Acquired Entities” is defined in the recitals of this Agreement.

“Acquired Entity Assets” means the assets, rights and interests owned by an Acquired Entity, including any and all Oil and Gas Properties owned by such entity and the Records (solely as applicable to the Acquired Entity), in each case, net to the applicable Equity Seller’s equity interest in such Acquired Entity.

“Acquired Equity Interests” is defined in the recitals of this Agreement.

“Acquired RCP Equity Interests” is defined in the recitals of this Agreement.

“Acquired RCP II Equity Interests” is defined in the recitals of this Agreement.

“Acquisition Instruments” means the instruments described on Exhibit D.

“Additional Listing Application” is defined in Section 7.14.

“Adjusted Cash Purchase Price” is defined in Section 2.2(d).

“Adjusted Purchase Price” is defined in Section 2.2(d).

“Adoption Agreement” is defined in Section 2.6(c)(v).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, however, for the avoidance of doubt, (i) Buyer Parties shall not be deemed to be Affiliates of any Seller and (ii) no Seller shall be deemed to be an Affiliate of Buyer Parties.

2

“Agreement” is defined in the preamble to this Agreement.

“Allocated Value” means, with respect to a Property or Well, the portion of the Unadjusted Purchase Price attributable to such Property as set forth on Exhibit C-1 or such Well as set forth on Exhibit C-2.

“Allocation” is defined in Section 2.10(a).

“Assessment” is defined in Section 7.3(a).

“Asset Assignment” is defined in Section 2.6(a)(i).

“Asset Seller Material Contract” is defined in Section 3.7(a).

“Asset Sellers” is defined in the recitals to this Agreement.

“Asset Taxes” means production, severance, sales, use, occupation, ad valorem, property, excise, real estate, personal property, or similar Taxes based upon the acquisition, operation or ownership of the Acquired Assets or the Acquired Entity Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding Income Taxes and Transfer Taxes.

“Assumed Liabilities” means, other than the Retained Liabilities and Seller Taxes, all liabilities of every kind and character of the Asset Sellers with respect to the Acquired Assets or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time, regardless of whether such obligations or conditions or events giving rise to such obligations arose, occurred or accrued before or after the Effective Time.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer Assets” means the assets, rights and interests owned by KRP, but excluding the Acquired Assets, the Acquired Equity Interests and the Acquired Entity Assets.

“Buyer Cap” means, with respect to claims for indemnification initiated by a Seller or its respective Seller Indemnified Parties (a) prior to the First Release Date, an amount equal to ten percent (10%) of the Unadjusted Purchase Price applicable to such Seller, or (b) on or after the First Release Date and prior to the Second Release Date, an amount equal to the lower of (i) five percent (5%) of the Unadjusted Purchase Price applicable to such Seller and (ii) the difference between an amount equal to ten percent (10%) of the Unadjusted Purchase Price applicable to such Seller and the aggregate amount, if any, which such Seller or its respective Seller Indemnified Party has claimed pursuant to Article 10 (to the extent such claims, if any, remain unresolved) and (c) thereafter, solely with respect to claims described in clause (b)(ii) of this definition, the aggregate amount, if any, which such Seller or its respective Seller Indemnified Party claimed as described in clause (b)(ii) pursuant to Article 10 (to the extent such claims, if any, remain unresolved).

3

“Buyer Credit Agreement” is defined in Section 6.15.

“Buyer Entitlements” is defined in Section 2.11(a).

“Buyer Financial Statements” is defined in Section 6.6.

“Buyer Fundamental Representations” means the representations and warranties of KRP set forth in Sections 6.1, 6.2, 6.4, 6.11 and 6.14.

“Buyer Indemnified Parties” is defined in Section 10.2(a).

“Buyer Losses” is defined in Section 10.2(c).

“Buyer Material Adverse Effect” means, with respect to Buyer Parties, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of Buyer Parties and their subsidiaries taken as a whole or (ii) the performance of Buyer Parties’ obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which Buyer Parties and their subsidiaries operate, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters, pandemics or other acts of God, other than any such effects that involve the physical destruction of the oil and gas properties of Buyer Parties and their subsidiaries; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, actions taken or omitted to be taken at the explicit request of Sellers holding at least a Supermajority Interest or with the written consent of Sellers holding at least a Supermajority Interest, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 6.3); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Buyer Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any well associated with the oil and gas properties of Buyer Parties and their subsidiaries; or (i) natural declines in well performance or reclassification or recalculation of reserves in the Ordinary Course; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects Buyer Parties and their subsidiaries relative to other participants in the industries in which Buyer Parties and their subsidiaries participate.

4

“Buyer Obligations” is defined in Section 2.11(a).

“Buyer Parties” is defined in the preamble to this Agreement.

“Buyer Party Due Diligence Information” is defined in Section 3.17(b).

“Buyer Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by Buyer Parties or any of their Affiliates in connection with the transactions contemplated by this Agreement, including the fees and expenses identified as “Buyer Transaction Expenses” on Schedule 1.1(a).

“Buyer’s Auditor” is defined in Section 7.11(a).

“Cash Purchase Price Adjustment” is defined in Section 2.2(d).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

“Class B Contribution Amount” means, for each Seller, the product of (i) five (5) cents times (ii) the number of Class B Units to be issued to such Seller pursuant to Section 2.1.

“Class B Units” means Class B units representing limited partner interests in KRP.

“Closing” is defined in Section 2.7.

“Closing Date” is defined in Section 2.7.

“Closing Per Unit Value” means $14.79.

“Closing Statement” is defined in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” is defined in Section 6.6.

“Common Units” means common units representing limited partner interests in KRP of the same class of common limited partner interests as is currently outstanding as of the Execution Date, with all rights, privileges and preferences applicable to such class. For the avoidance of doubt, “Common Units” excludes Class B Units.

“Company Oil and Gas Properties” means all of: (i) each Acquired Entity’s right, title and interest in, to and under, or derived from, any Oil and Gas Property included in the Acquired Entity Assets and (ii) the Acquired Assets.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of May 25, 2026, by or on behalf of the Sellers and KRP.

5

“Conflicts Committee” means the Conflicts and Compensation Committee of the Board of Directors of Kimbell Royalty GP, LLC.

“Consents” is defined in Section 2.5(b)(i).

“Constituents of Concern” means any material, substance, chemical or waste (whether solid, liquid or gaseous) that is defined, listed or designated as a hazardous substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, which is regulated or for which liability or standards of conduct may be imposed under any applicable Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics.

“Contract” means any legally binding oral or written agreement, arrangement, understanding, commitment or contract, except for Leases or any other instruments creating or evidencing an interest in the Company Oil and Gas Properties.

“Contract Legend” means the following restrictive legend to be placed on the Indemnity Units and the Title Defect Units, as applicable:

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 2.8 OF THE PURCHASE AND SALE AGREEMENT DATED AS OF JULY 16, 2026, AS AMENDED FROM TIME TO TIME, BY AND AMONG KIMBELL ROYALTY PARTNERS, LP, KIMBELL ROYALTY OPERATING, LLC AND THE OTHER PARTIES THERETO, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Contribution” is defined in Section 2.10(b).

“Contribution Agreement” is defined in Section 3.16.

“Covered Counties/Parishes” means the counties and parishes described on Exhibit D.

“Cupola” is defined in the preamble to this Agreement.

“Curable Property” is defined in Section 2.5(d)(i)(B).

“Cure Period” is defined in Section 2.5(d)(i)(B).

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities or any other Person in connection with the sale, disposition, transfer or conveyance of any Acquired Assets, Acquired Entity Assets or Acquired Equity Interests, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such interests in leases.

6

“Defensible Title” means such right, title and interest of the Asset Sellers or such proportional right, title and interest of the Acquired Entities based on the Acquired Equity Interests of the Equity Sellers, as applicable, in and to the applicable Company Oil and Gas Properties that is of record or title evidenced by legally enforceable unrecorded instruments or any Contract or Lease listed on Schedule 1.1(b) that would be successfully defended if challenged and which, subject to the Permitted Encumbrances:

(a) with respect to each Well shown on Exhibit C-2, entitles the applicable Asset Seller or the Acquired Entity, as applicable, to receive not less than the Net Revenue Interest for such Well shown on Exhibit C-2, whether in cash, in kind or otherwise, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement;

(b) with respect to each Property shown on Exhibit C-1, entitles the applicable Asset Seller, or the Acquired Entity, as applicable, to receive not less than the Net Royalty Acres for such Property shown on Exhibit C-1, except as a result of decreases due to the establishment or amendment of pools or units established on or after the execution of this Agreement; and

(c) is free of Liens.

“Disclosure Schedules” means the disclosure schedules of Buyer Parties and Sellers attached hereto.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Dollars” and “$” mean the lawful currency of the United States.

“DropDown Assets” means the Properties listed on Exhibits C-1(a)-(f), Exhibits C-1(h)-(p) and Exhibits C-1(s)-(ac) hereto and the applicable Wells listed on Exhibit C-2 hereto.

“DropDown Unadjusted Cash Purchase Price” is defined in Section 2.1(a)(i)(A).

“DropDown Unadjusted Class B Unit Consideration” is defined in Section 2.1(a)(i)(C).

“DropDown Unadjusted Common Unit Consideration” is defined in Section 2.1(a)(i)(B).

“DropDown Unadjusted Purchase Price” is defined in Section 2.1(a)(i)(C).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Effective Time” means 12:01 a.m. Central Time on June 1, 2026.

“Environment” means ambient and indoor air, surface water, ground water, land surface or subsurface strata and biota.

“Environmental Laws” means all applicable Laws of any Governmental Authority relating to pollution or the protection of the Environment (including wildlife and natural resources), human health and safety (to the extent relating to exposure to Constituents of Concern) or otherwise relating to the use, generation, production, processing, treatment, storage, transport, handling or Release of Constituents of Concern, including, without limitation, the OPA90, CERCLA, the federal Resource Conservation and Recovery Act, the federal Clean Water Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act and the legally-binding federal, state and local rules, regulations, orders and governmental directives implementing such statutes.

7

“Equity Assignment” is defined in Section 2.6(b)(i).

“Equity Sellers” is defined in the recitals to this Agreement.

“Exchange Accommodation Titleholder” is defined in Section 7.8(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Exchange Agreement, dated as of September 23, 2018, by and among KRP, Kimbell Royalty GP, LLC, Opco and the other holders of Opco Common Units and Class B Units, from time to time, party thereto.

“Excluded Assets” means, with respect to each Asset Seller and without duplication: (a) except to the extent relating to an Assumed Liability for which Buyer Parties are indemnifying such Asset Seller hereunder, all credits and refunds and all accounts, instruments and general intangibles attributable to the applicable Acquired Assets with respect to any period of time prior to the Effective Time; (b) all claims of such Asset Seller or any of its Affiliates for refunds of Asset Taxes allocable to the Sellers pursuant to Section 7.8(a); (c) except to the extent relating to an Assumed Liability for which Buyer Parties are indemnifying such Asset Seller hereunder, all proceeds, income or revenues attributable to (i) the Acquired Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets; (d) except to the extent such Asset Seller receives an upward adjustment at Closing pursuant to Section 2.2(a)(ii), all Hydrocarbons (and the proceeds associated therewith) produced from the Acquired Assets prior to the Effective Time; (e) all Excluded Records; (f) except as otherwise provided herein to the extent relating to an Assumed Liability for which Buyer Parties are indemnifying such Asset Seller hereunder, all fees, rentals, proceeds, payments, revenues, rights, and economic benefits of every kind and character (and all security or other deposits made) payable to such Asset Seller as the owner of the applicable Acquired Assets that are attributable to the period prior to the Effective Time; (g) all exchange traded futures Contracts and over-the-counter derivative Contracts of such Asset Seller as to which such Asset Seller has an open position as of the Effective Time; (h) the North Platte Assets; (i) except to the extent of any Assumed Liability for which Buyer Parties are obligated to indemnify such Asset Seller pursuant to this Agreement, any other right or interest of such Asset Seller, including claims against Third Parties, to the extent related to the ownership of the applicable Acquired Assets prior to the Effective Time; (j) all corporate, partnership, financial, and Income Tax records that relate to any of such Asset Seller or its Affiliates’ businesses (whether or not related to the applicable Acquired Assets); (k) all internal corporate books, records and files that relate to the other Excluded Assets; (l) the name “Rivercrest” and other trademarks, service marks and trade names owned or held for use by any Seller or its Affiliates and any derivation thereof; (m) any equity interests in any Buyer Party or its Affiliates (including any Class B Units or Opco Common Units but excluding the Acquired Equity Interests) owned by an Asset Seller, an Equity Seller or their respective Affiliates immediately prior to the Closing, together with all rights, distributions, proceeds and other economic benefits attributable thereto; and (n) each Equity Seller’s proportionate share (based on its applicable Acquired Equity Interests in OGM) of any amounts attributable to that period of time prior to the Effective Time and received by OGM, whether before or after the Closing, arising out of the Sparks Litigation (including any related appeals, remands or subsequent Proceedings), including any and all proceeds, awards, judgments, Orders, settlements, insurance recoveries and other amounts or benefits received or receivable in connection therewith (provided that Rivercrest Capital shall not be entitled to receive any amount in excess of $174,664.29 and Rivercrest Capital II shall not be entitled to receive any amount in excess of $346,891.36 under this clause (n)).

8

“Excluded Records” is defined in the definition of “Records.”

“Execution Date” is defined in the preamble to this Agreement.

“Final Closing Statement” is defined in Section 2.9(b).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final with respect to the applicable claim or applicable Buyer Parties or Sellers (i.e., all allowable appeals have been exhausted by either party to the action), (b) a decision rendered by the Independent Accountant in accordance with Section 2.9 or (c) a closing agreement binding in respect of the claim has been executed by Buyer Parties, on behalf of the Buyer Indemnified Parties, and Sellers, on behalf of Seller Indemnified Parties, or, if applicable, an administrative settlement has been made with, or final administrative decision made by, the relevant Governmental Authority with respect to the applicable claim or matter.

“Final Settlement Date” is defined in Section 2.9(a).

“Financial Statements” is defined in Section 3.5(a).

“First Release Date” is defined in Section 10.5(c)(i).

“Flow-Through Entity” is defined in Section 3.6(f).

“Foundation Assets” means the Properties listed on Exhibits C-1(q)-(r) hereto and the applicable Wells listed on Exhibit C-2 hereto.

“Foundation Unadjusted Cash Purchase Price” is defined in Section 2.1(b)(i)(A).

“Fraud” means a Final Determination by a court of competent jurisdiction that a Party, or its Affiliates, have committed actual, and not constructive, fraud against the other Party with respect to the express representations and warranties contained in Article 3, Article 4, or Article 6, as applicable, or any certificate delivered by a Party pursuant to Section 2.6(c)(ii) or 2.6(d)(iii) with the specific intent to deceive and mislead such other Party.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, legislature, court, regulatory or administrative agency or arbitral body.

9

“Hedging Transaction” means any futures, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, related to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, interest rates, currencies or securities.

“Hydrocarbons” means oil, gas, casinghead gas, natural gas liquids, condensate, sulfur and other liquid or gaseous hydrocarbons, or any of them or any combination thereof, together with all products extracted, separated or processed therefrom, and all other minerals produced in association with these substances.

“Income Taxes” means income, franchise, business and occupation, business license, commercial activity or similar Taxes based upon, measured by or calculated with respect to net income, profits, gross revenues or receipts (except for sales, transfer or similar Taxes based on gross receipts), capital or similar measures (including any such Taxes with multiple bases, if one of the aforementioned bases is among the bases on which such Tax is based, measured or calculated), but excluding Asset Taxes and Transfer Taxes.

“Indebtedness for Borrowed Money” means, with respect to any Person, any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by Lien, other than a Permitted Encumbrance, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and therefore owing to Third Parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency, commodity or other hedging agreement or derivatives transaction, (i) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (h) above and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness for Borrowed Money shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course.

“Indemnified Party” is defined in Section 10.4(a).

“Indemnifying Party” is defined in Section 10.4(a).

“Indemnity Deductible” means, an amount equal to one percent (1%) of the Unadjusted Purchase Price.

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“Indemnity Units” means, with respect to each Seller, a number of Opco Common Units and Class B Units equal to ten percent (10%) of the Unadjusted Purchase Price that would otherwise be payable to such Seller, based on the Closing Per Unit Value, as set forth opposite each Seller’s name on Exhibit A.

“Independent Accountant” is defined in Section 2.9(b).

“Independent Accountant’s Closing Statement” is defined in Section 2.9(b).

“Intermediate” is defined in the preamble to this Agreement.

“IRS” means Internal Revenue Service of the United States.

“Joinder to Exchange Agreement” is defined in Section 2.6(c)(iv).

“Joint Instruction Letter” is defined in Section 2.8(c).

“Kimbell Crest” is defined in the preamble to this Agreement.

“Knowledge” means (a) as to each Seller, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor and Matt Daly, and (b) as to Buyer Parties, the actual knowledge of Robert Ravnaas, Davis Ravnaas, Brett Taylor, and Matt Daly, in each case without any requirement of investigation or inquiry.

“KRH” is defined in the preamble to this Agreement.

“KRP” is defined in the preamble to this Agreement.

“Law” means any applicable constitutional provision, statute, code, writ, law, rule, regulation, ordinance, principle of common law, Order, judgment, holding, injunction, award, binding determination or decree of a Governmental Authority.

“Lease” means any oil, gas or mineral lease or any instrument creating or evidencing an interest in Hydrocarbons.

“Legacy” is defined in the preamble to this Agreement.

“Lien” means any lien, pledge, claim, charge, mortgage, security interest, option or other similar right of any Person with respect to the applicable property.

“Lock-Up Period” is defined in Section 7.13.

“Losses” is defined in Section 10.2(b).

“Mayer Brown” is defined in Section 11.12.

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“Net Mineral Acres” means, for each Company Oil and Gas Property, (a) other than with respect to an overriding royalty interest, (i) the number of gross surface acres covered by such Company Oil and Gas Property, multiplied by (ii) the Asset Seller’s or Acquired Entity’s undivided interest in and to the Hydrocarbons in, under and which may be produced from such Company Oil and Gas Property and (b) with respect to an overriding royalty interest, (i) the number of gross surface acres of land covered by the oil and gas lease for such overriding royalty interest, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such oil and gas lease, multiplied by (iii) the aggregate undivided working interest in such oil and gas lease owned by the lessee burdened by the applicable overriding royalty interest.

“Net Revenue Interest” means, with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all applicable royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.

“Net Royalty Acre” means:

(a) for Company Oil and Gas Properties other than an overriding royalty interest, (i) the number of Net Mineral Acres for such Company Oil and Gas Property, multiplied by (ii) lessor’s royalty percentage under such lease, expressed on an 8/8ths basis to such lease, divided by (iii) 1/8th; and

(b) for Company Oil and Gas Properties that are overriding royalty interests, (i) the number of Net Mineral Acres covered by such oil and gas lease, multiplied by (ii) the overriding royalty decimal in such oil and gas lease expressed on an 8/8ths to the lease tract basis, divided by (iii) 1/8th.

By way of illustration: (i) if an Asset Seller or Acquired Entity owns a Company Oil and Gas Property, other than an overriding royalty interest, that contains ten (10) Net Mineral Acres, and (ii) the mineral interest in such Company Oil and Gas Property provides for a twenty percent (20%) lessor royalty, then such Asset Seller owns sixteen (16) Net Royalty Acres in such Company Oil and Gas Property (10 x .2 / (1/8th)); and (i) if the Asset Seller or Acquired Entity owns an overriding royalty interest in an oil and gas lease in respect of a Company Oil and Gas Property that covers ten (10) Net Mineral Acres, and (ii) the Asset Seller or Acquired Entity has a five percent (5%) of 8/8ths overriding royalty therein, then such Asset Seller or Acquired Entity owns four (4) Net Royalty Acres in respect of such oil and gas lease (10 x .05 / (1/8th)).

“Non-Recourse Party” is defined in Section 11.11.

“North Platte Assets” means the Excluded Assets listed on Exhibit E attached hereto.

“Notice of Disagreement” is defined in Section 2.9(a).

“Notices” is defined in Section 11.1.

“OGM” is defined in the recitals to this Agreement.

“Oil and Gas Properties” means all fee mineral interests, royalty interests, overriding royalty interests, net profits interests, non-participating royalty interests and all other mineral interests, whether or not relating to Hydrocarbons, together with any surface interests or interest of the “owner of the soil” under the Relinquishment Act covered by Subchapter F of Chapter 52 of the Texas Natural Resources Code, in and to the lands located in the Covered Counties/Parishes, including the lands on which the Wells are located (each, a “Property” and collectively, the “Properties”), together with the rights to receive production payments, bonuses, rentals and all other profits or income attributable thereto, including all executive rights and other rights and interests associated therewith and incidental thereto.

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“OPA90” means the Federal Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Opco” is defined in the preamble to this Agreement.

“Opco Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Opco, dated as of September 13, 2023.

“Opco Common Units” means common units representing limited liability company interests in Opco.

“Operating Expenses” means all operating expenses attributable to the Acquired Entity Assets and capital expenditures incurred by the applicable Acquired Entity in the ownership of the Acquired Entity Assets in the Ordinary Course, including overhead costs of such Acquired Entity charged to the Acquired Entity Assets as reflected in the applicable Financial Statements, but excluding Taxes.

“Order” means any order, decision, holding, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any administrative law judge or arbitrator.

“Ordinary Course” means, with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, certificate of limited partnership, articles of association, partnership agreement, limited partnership agreement, limited liability company agreement, bylaws or similar formation or governing documents and instruments.

“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of KRP, dated as of September 13, 2023.

“Party” and “Parties” are defined in the preamble to this Agreement.

“Per Unit Value” means the arithmetic average of the daily VWAP of the Common Units for the fifteen (15) consecutive trading days immediately prior to payment of an amount of Indemnity Units or Title Defect Units hereunder.

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“Permitted Encumbrances” means any of the following:

(a)           Liens for Taxes for which payment is not due or which are being contested in good faith by appropriate proceedings by or on behalf of a Seller and for which adequate reserves have been established in accordance with GAAP;

(b)           any Customary Post-Closing Consents;

(c)           any Consents and Preferential Rights, in each case as shown on Schedule 3.11 or Schedule 4.8;

(d)           any consents from non-Governmental Authority Third Parties, which shall be exclusively governed in accordance with Section 2.5(b);

(e)           all defects or irregularities of title, if any, affecting the Company Oil and Gas Properties that (i) would be accepted by a reasonably prudent Person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests or (ii) do not reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interest as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(f)            the terms and conditions of any Contracts or Leases, to the extent such terms and conditions do not reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interest as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(g)           defects based solely on lack of information in such Seller’s files;

(h)           defects based on a gap in such Seller’s chain of title unless such gap is shown to exist after a review of the available public and/or county or parish records and the Records, by an abstract of title, title opinion or landman’s title chain (which documents or references thereto shall be included in any Title Defect Notice);

(i)            defects based solely upon the failure to record any overriding royalty interest in state Leases or federal leases included in the Properties or any assignments of interests thereof in any applicable records of the applicable State or federal agency, unless such failure has or would result in a Third Party having a superior claim of title;

(j)            defects based solely on the failure to record overriding royalty interests in federal or state Leases, or any assignments thereof in the real property, conveyance or other records of the county in which such Lease is located unless such failure has or may reasonably result in a Third Party having a superior claim of title;

(k)           all defects or irregularities (i) arising out of lack of corporate authorization or an immaterial variation in corporate name, (ii) that have been cured or remedied by applicable statutes of limitation or statutes for prescription, (iii) consisting of the failure to recite marital status in documents or omissions of heirship Proceedings, or (iv) resulting from lack of survey, unless a survey is expressly required by applicable Laws, or failure to record releases of Liens that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation, in each case;

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(l)            any Lien or encumbrance on or affecting the Company Oil and Gas Properties that is released or discharged by a Seller and no longer burdens the Company Oil and Gas Properties at or prior to Closing;

(m)          defects waived in writing by Buyer Parties;

(n)           all Third Party royalties if the net cumulative effect of such burdens do not, individually or in the aggregate, reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interest as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(o)           any easement, right of way, covenant, servitude, permit, surface lease, condition, restriction and other rights burdening the Company Oil and Gas Properties for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging, operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Execution Date, insofar as such does not, individually or in the aggregate, reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interest as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(p)           rights of any common owner of any interest in any mineral interests or Leases as tenants in common or through common ownership, insofar as such right does not reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interests as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(q)          delay or failure of any Governmental Authority to approve the assignment of any mineral interest to a Seller or any predecessor in title to such Seller unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(r)            lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Company Oil and Gas Properties or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Company Oil and Gas Properties or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, insofar as each does not, individually or in the aggregate, reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interests as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(s)           the terms and conditions of this Agreement and any agreement or instrument that is required to be executed or delivered hereunder;

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(t)            as to any overriding royalty interests, Liens created under deeds of trust, mortgages and similar instruments by the lessor under a lease covering the lessor’s surface and mineral interests in the land covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an oil and gas lease or otherwise invalidates or repudiates an oil and gas lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such lease nor has the Asset Seller or Acquired Entity received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(u)           lack of a division order covering any Company Oil and Gas Properties (including portions of a Company Oil and Gas Property that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), insofar as such does not, individually or in the aggregate, reduce the Asset Seller’s or Acquired Entity’s Net Revenue Interests as to any Well below that shown on Exhibit C-2 or reduce the Asset Seller’s or Acquired Entity’s Net Royalty Acres as to any Property below that shown on Exhibit C-1;

(v)           any defect or irregularity resulting from Sellers’ conduct of business in compliance with this Agreement;

(w)          any matters expressly shown on Exhibit C-1 or Exhibit C-2;

(x)           any matters shown on Schedule 3.4; and

(y)           all rights reserved to or vested in any Governmental Authority by Law to control or regulate the Company Oil and Gas Properties in any manner.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Preferential Rights” is defined in Section 2.5(b)(i).

“Privileged Communications” is defined in Section 11.12.

“Pro Rata Portion” means, with respect to a Seller, a percentage determined by dividing the Unadjusted Purchase Price payable to such Seller pursuant to Section 2.1(a), by the total Unadjusted Purchase Price payable to all Sellers pursuant to Section 2.1(a), prior to giving effect to any adjustments under this Agreement.

“Proceeding” means any civil, criminal, investigative, administrative or other action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, enforcement action, audit, demand or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Property” and “Properties” are defined in the definition of “Oil and Gas Properties.”

“Purchase Price Adjustment” is defined in Section 2.2(d).

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“Qualified Intermediary” is defined in Section 7.8(e).

“RCP II OGM Equity Interest” is defined in the recitals to this Agreement.

“RCP II RCPTX Equity Interest” is defined in the recitals to this Agreement.

“RCP OGM Equity Interest” is defined in the recitals to this Agreement.

“RCP RCPTX Equity Interest” is defined in the recitals to this Agreement.

“RCPTX” is defined in the recitals to this Agreement.

“Records” means all of the files, records and data (whether in hard copy or electronic format) of the Asset Sellers and the Acquired Entities relating to the Company Oil and Gas Properties, including lease files, reservoir and land files, well files, division order files, abstracts, property ownership and title files (including abstracts of title, title opinions and memoranda and title curative documents), engineering and/or production files, prospect files, contract files and records, maps, studies, plans, surveys and reports, check stubs, financial and accounting records, Tax records and environmental records, in each case, other than (a) Privileged Communications and any other items that may be subject to a valid legal privilege with an Asset Seller (other than title opinions) or to disclosure restrictions (provided, that such Asset Seller shall use commercially reasonable efforts to obtain a waiver of any such disclosure restrictions), (b) items that are not transferable without payment by the applicable Asset Seller of additional consideration (and Buyer Parties have not agreed in writing to pay such additional consideration), (c) items that relate solely to any Seller’s conduct of the sale process of the Acquired Assets and Acquired Equity Interests (including all bid materials from potential purchasers and such Seller’s and its Affiliates’ analyses of, and notes regarding, such bid materials), (d) items relating to any Property that is transferred to an Asset Seller or its designated Affiliate in accordance with Section 2.5 and (e) all emails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on the Sellers’ or their respective Affiliates’ servers and networks relating to the foregoing items (clauses (a) through (e) of this definition are referred to as the “Excluded Records”).

“Registration Rights Agreement” is defined in Section 2.6(c)(iii).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the Environment.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors, insurers and insurance brokers, and any representatives of those advisors).

“Required Consent” means with respect to an Acquired Asset or Acquired Equity Interest, a Consent that would be triggered by the consummation of the transactions contemplated by this Agreement and in which the applicable agreement, Lease or Contract expressly provides that the consummation of such transactions without such Consent will result in (a) termination of the owner’s existing rights in relation to such Acquired Asset or Acquired Equity Interest, (b) the transfer being null and void as to such Acquired Asset or Acquired Equity Interest (whether automatically or at the election of the holder thereof), or (c) the incurrence of liquidated damages in excess of fifty thousand Dollars ($50,000).

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“Restrictive Legends” means the Contract Legend and the standard Securities Act legend applied to Opco Common Units or Class B Units, as applicable.

“Retained Liabilities” means, with respect to each Asset Seller, all liabilities and obligations of such Asset Seller arising out of, incident to or in connection with the following: (a) any obligations or liabilities arising out of any Liens or Seller Indebtedness incurred by, associated with or otherwise burdening such Asset Seller; (b) any obligations or liabilities arising out of any Liens incurred or created by, through or under such Asset Seller or its Affiliates, burdening the Acquired Assets of such Asset Seller; (c) all obligations and liabilities of such Asset Seller or any of its Affiliates, whether before or after the Effective Time, in respect of any assets of such Asset Seller or of its Affiliates that are not Acquired Assets (including, for the avoidance of doubt, any assets that are Excluded Assets or any other properties or assets otherwise excluded pursuant to the terms of any Asset Assignment made by such Asset Seller); (d) any required reimbursements or adjustments to revenue attributable to the Acquired Assets of such Asset Seller received after the Effective Time based on overpayment prior to the Effective Time; provided that, from and after the date that is three (3) years following the Closing Date, all such liabilities and obligations arising out of this clause (d) shall no longer be Retained Liabilities and shall be deemed Assumed Liabilities; (e) except as otherwise provided for in this Agreement, any liabilities or obligations of such Asset Seller arising from or incurred in connection with the negotiation, preparation or execution of this Agreement or the transactions this Agreement contemplates, including fees and expenses of such Asset Seller’s counsel; (f) such Asset Seller’s portion of the Shared Expenses; (g) any obligations or liabilities for which such Asset Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to this Agreement and (h) any obligations or liabilities arising out of the employment of employees or provision of any compensation or benefits therefor by such Asset Seller or Affiliate of such Asset Seller.

“Rivercrest Capital” is defined in the preamble to this Agreement.

“Rivercrest Capital II” is defined in the preamble to this Agreement.

“Scheduled Closing Date” is defined in Section 2.7.

“SEC Documents” is defined in Section 6.6.

“Second Release Date” is defined in Section 10.5(c)(ii).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” or “Sellers” is defined in the preamble to this Agreement.

“Seller Cap” means, with respect to a particular Seller, as of any given time of determination, such Seller’s Pro Rata Portion of the amount of the Indemnity Units then outstanding.

“Seller Due Diligence Information” is defined in Section 6.22(b).

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“Seller Entitlements” is defined in Section 2.11(a).

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.6, 3.10, 3.14, 4.1, 4.2, 4.6, 4.7, 4.10, 5.1, and 5.2.

“Seller Indebtedness” means all (a) outstanding Indebtedness for Borrowed Money of the Sellers, if any, affecting or related to the Acquired Assets or the Acquired Equity Interests, and (b) the Dollar value of any Liens that have been placed on the Acquired Assets or the Acquired Equity Interests in respect of outstanding Indebtedness for Borrowed Money, in each case contemporaneously with the Closing.

“Seller Indemnified Parties” is defined in Section 10.3(a).

“Seller Losses” is defined in Section 10.3(b).

“Seller Material Adverse Effect” means, with respect to any Seller, the Acquired Assets or the Acquired Entity, any circumstance, change or effect that is or would reasonably be expected to be materially adverse to (i) the business, operations, results of operations or financial condition of the Acquired Assets and the Acquired Equity Interests, or Sellers or their respective assets, in each case taken as a whole, or (ii) the performance of such Seller’s obligations and covenants hereunder that are to be performed at Closing, but, solely with respect to clause (i) of this definition, shall exclude any circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which such Seller, the Acquired Assets or the Acquired Entity operates, or any change in financial or securities markets or the economy in general, or the imposition of tariffs by any Governmental Authority; (b) any adverse change, event or effect on the global, national or regional energy industry as a whole, including those impacting the gathering, transportation, treatment or processing of oil and gas or the value of oil and gas assets and properties, or any adverse change in energy prices; (c) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the occurrence of any military or terrorist attack, a shutdown of the United States federal government or any default on the debt obligations of any sovereign entity; (d) effects of weather, meteorological events, natural disasters, pandemics or other acts of God, other than any such effects that involve the physical destruction of the Acquired Assets or the Acquired Entity Assets; (e) changes in Law or GAAP, or the interpretation thereof; (f) the entry into or announcement of this Agreement, the identity of Buyer Parties as purchasers of the Acquired Assets or the Acquired Equity Interests under this Agreement, actions taken or omitted to be taken at the explicit request of Buyer Parties or with the written consent of Buyer Parties, or the consummation of the transactions contemplated hereby (provided that this clause (f) shall not diminish the effect of, and shall be disregarded for purposes of, the representations and warranties set forth in Section 4.3); (g) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions (provided that clause (g) shall not prevent a determination that any change, circumstance or effect underlying such failure to meet projections or forecasts or revenue or earnings or reserves predictions has resulted in a Seller Material Adverse Effect); (h) the insolvency, bankruptcy, placing into of receivership or similar proceeding of any operator of any Well associated with the Acquired Assets or the Acquired Entity Assets; or (i) natural declines in Well performance or reclassification or recalculation of reserves in the Ordinary Course; except to the extent such circumstance, change or effect resulting or arising from clauses (c), (d) or (e) above materially and disproportionately affects the Acquired Assets and the Acquired Entity Assets relative to other participants in the industries in which Sellers or the Acquired Assets or the Acquired Entities participate.

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“Seller Obligations” is defined in Section 2.11(a).

“Seller Taxes” means, with respect to each Seller, without duplication, (a) all Income Taxes imposed on each respective Seller, any of its direct or indirect owners or Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) such Seller’s share of all Income Taxes imposed on or with respect to an Acquired Entity to the extent attributable to a taxable period (or portion thereof) ending on or before the Closing Date (based on an interim closing of the books ending on and including the Closing Date), including any such Income Tax imposed on an Acquired Entity under Section 6225 of the Code (or, if applicable, any similar provision of state or local Law), (c) Asset Taxes allocable to each respective Seller pursuant to Section 7.8(a) (taking into account, and without duplication of, such Asset Taxes effectively borne by each respective Seller as a result of (1) any adjustments to the Unadjusted Purchase Price made pursuant to Section 2.2 or Section 2.9, and (2) any payments made from one Party to the other in respect of Asset Taxes pursuant to the last sentence of Section 7.8(a)), (d) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, and (e) any other Taxes relating to the ownership or operation of the Acquired Assets or the Acquired Entity Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Tax period, or the portion of any Straddle Period, ending prior to the Effective Time.

“Seller Transaction Expenses” means any attorneys’, investment bankers’, accountants’ or other advisors’ or consultants’ fees and expenses and other similar transaction fees and expenses incurred by the Sellers or any of their respective Affiliates in connection with the transactions contemplated by this Agreement, other than the Shared Expenses.

“Shared Expenses” means the expenses identified as “Shared Expenses” on Schedule 1.1(c).

“SKC Assets” means the Properties listed on Exhibit C-1(g) hereto and the applicable Wells listed on Exhibit C-2 hereto.

“Sparks Litigation” means the Proceeding currently pending as Sparks v. XTO, Docket No. 19-02-0188-CVA in the 218th Judicial District Court of Atascosa County, Texas.

“Special Warranty of Title” is defined in Section 3.10.

“Straddle Period” means any tax period beginning before and ending after the Effective Time.

“Supermajority Interest” means at least two of the Sellers.

“Tax Claim” is defined in Section 7.8(g).

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“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing provided to any Governmental Authority in connection with Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express obligation to indemnify any Person or as a result of any obligations under any agreements or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b) or (c) of any Person, including by reason of being a party to any merger, consolidation or conversion.

“Third Party” means any Person other than (a) a Seller or any of its Affiliates or (b) Buyer Parties or any of their Affiliates.

“Third-Party Acquisition” is defined in Section 7.12(c).

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any officer, director, member, partner, equityholder or employee of any such Indemnified Party or its Affiliates.

“Title Benefit” means that the Asset Sellers’ or Acquired Entity’s Net Royalty Acres in any Property and/or Net Revenue Interest in any Well is greater than that shown on Exhibit C-1 or Exhibit C-2, as applicable.

“Title Benefit Value” is defined in Section 2.5(e)(i).

“Title Claim Date” is defined in Section 2.5(d)(i)(A).

“Title Consultant” is defined in Section 2.5(d)(ii)(C).

“Title Defect” means any encumbrance or other defect, except for the Permitted Encumbrances, that causes the Asset Seller or Acquired Entity to not have Defensible Title to a Company Oil and Gas Property as of the Closing Date.

“Title Defect Deductible” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Notice” is defined in Section 2.5(d)(i)(A).

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“Title Defect Threshold” is defined in Section 2.5(d)(i)(D)(5).

“Title Defect Units” is defined in Section 2.5(d)(i)(C).

“Title Defect Value” is defined in Section 2.5(d)(i)(D).

“Title Dispute” is defined in Section 2.5(d)(ii)(A).

“Title Dispute Notice” is defined in Section 2.5(d)(ii)(A).

“Transaction Documents” means the Registration Rights Agreement, the Adoption Agreement, the Asset Assignments, the Equity Assignments, the Joinder to Exchange Agreement and the other agreements, documents, instruments and certificates to be delivered by any Party at the Closing, and any other agreements, documents, instruments and certificates to be delivered by any Party in connection with this Agreement or the Closing.

“Transfer Agent” means Equiniti Trust Company LLC, or any successor transfer agent for KRP.

“Transfer Taxes” is defined in Section 7.7(b).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations will include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unadjusted Cash Purchase Price” means, with respect to each Seller and in the aggregate for such Seller’s DropDown Assets, Foundation Assets, SKC Assets and Acquired Equity Interests, as applicable, the Dollar value identified as “Unadjusted Cash Purchase Price” as set forth on Exhibit A hereto.

“Unadjusted Purchase Price” means, with respect to each Seller and in the aggregate for such Seller’s DropDown Assets, Foundation Assets, SKC Assets and Acquired Equity Interests, as applicable, the Dollar value identified as “Unadjusted Purchase Price” as set forth on Exhibit A hereto.

“United States” means the United States of America.

“VWAP” per Common Unit on any trading day shall mean the per Common Unit volume-weighted average price as displayed on Bloomberg page “VWAP” (or its equivalent if such a page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or if such price is not available, “VWAP” shall mean the market value per Common Unit on such trading day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by Sellers for this purpose.

“Walk-Right Amounts” means the sum of the adjustments to the aggregate Unadjusted Purchase Price for all Sellers pursuant to 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B).

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“Walk-Right Threshold” means an amount equal to twenty percent (20%) of the aggregate Unadjusted Purchase Price for all Sellers.

“Wells” means any and all Hydrocarbon wells described on Exhibit C-2.

1.2          Rules of Construction.

(a)           All article, section and exhibit references used in this Agreement are to articles and sections of, and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All schedule references used in this Agreement are to the applicable Disclosure Schedules, unless otherwise specified.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)           The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)           The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(e)           All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(f)            The terms “day” and “days” mean and refer to calendar day(s).

(g)           If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

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Article 2
Purchase and Sale; Closing

2.1          Purchase and Sale of the DropDown Assets, the Foundation Assets, the SKC Assets and the Acquired Equity Interests; Assumption of Certain Liabilities.

(a)           Contribution of the DropDown Assets. Upon the terms and subject to the conditions set forth in this Agreement (including the Asset Assignments), at the Closing:

(i)            Each Asset Seller shall contribute, assign, transfer and convey to Opco (or its designee) all right, title and interest in and to the DropDown Assets held by such Asset Seller, as set forth opposite such Asset Seller’s name on Exhibit B-1, in each case free and clear of all Liens (other than Permitted Encumbrances), in exchange for aggregate consideration consisting of:

(A)            the payment of Sixty-One Million, Nine Hundred Thousand Dollars ($61,900,000) in cash (the “DropDown Unadjusted Cash Purchase Price”);

(B)            the issuance by Opco of 9,500,000 Opco Common Units (the “DropDown Unadjusted Common Unit Consideration”);

(C)            the transfer by Opco of 9,500,000 Class B Units (the “DropDown Unadjusted Class B Unit Consideration” and together with the DropDown Unadjusted Cash Purchase Price and the DropDown Unadjusted Common Unit Consideration, the “DropDown Unadjusted Purchase Price”); and

(D)            the agreement by Opco (or its designee) to assume and pay, perform and discharge (or cause to be assumed and paid, performed or discharged) the Assumed Liabilities, and Opco (or its designee) shall receive, acquire and accept such DropDown Assets; and

(ii)           immediately before the transactions in clause (i), KRP shall issue to Opco a number of Class B Units equal to the aggregate number of Class B Units to be transferred pursuant to 2.1(a)(i)(C), in exchange for Opco’s payment to KRP of cash equal to the Class B Contribution Amount for all Class B Units issued pursuant to this Agreement, in each case subject to adjustment under Section 2.2 below.

(b)           Contribution of the Foundation Assets and the Acquired Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement (including the Asset Assignments and the Equity Assignments), at the Closing:

(i)            (1) Each Asset Seller shall contribute, assign, transfer and convey to Opco (or its designee) all right, title and interest in and to the Foundation Assets and the SKC Assets held by such Asset Seller, as set forth opposite such Asset Seller’s name on Exhibit B-1, in each case free and clear of all Liens (other than Permitted Encumbrances), and (2) each Equity Seller shall sell, assign, transfer and convey to Opco (or its designee) all right, title and interest in and to the Acquired Equity Interests held by such Equity Seller, as set forth opposite such Equity Seller’s name on Exhibit B-1, in each case free and clear of all Liens (other than restrictions under the Organizational Documents of the Acquired Entities or applicable federal and state securities Laws), in exchange for aggregate consideration consisting of:

(A)            the payment of Thirteen Million Dollars ($13,000,000) in cash (the “Foundation Unadjusted Cash Purchase Price”); and

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(B)            the agreement by Opco (or its designee) to assume and pay, perform and discharge (or cause to be assumed and paid, performed or discharged) the Assumed Liabilities, and Opco (or its designee) shall receive, acquire and accept such Foundation Assets, the SKC Assets and Acquired Equity Interests.

(c)           Assumption of Certain Liabilities. In connection with the sale, assignment, transfer and conveyance of the Acquired Assets, at the Closing, Opco (or its designee) shall assume and agree to duly and timely pay, perform and discharge the Assumed Liabilities, to the full extent that an Asset Seller has been heretofore or would have been in the future, were it not for the execution and delivery of this Agreement, obligated to pay, perform and discharge any such Assumed Liability; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Assumed Liabilities shall not increase the obligation of Opco (or its designee) or any of its Affiliates with respect to the Assumed Liabilities beyond that of the applicable Asset Seller, waive any valid defense that was available to such Asset Seller with respect to any Assumed Liabilities or enlarge the rights or remedies of any third party, if any, under any of the Assumed Liabilities. For the avoidance of doubt, neither Opco (or its designee) nor any of its Affiliates is hereby assuming, or shall be deemed to have assumed or otherwise bear any responsibility for, any other liability or obligation of any Asset Seller other than the Assumed Liabilities, and any such other liability or obligation shall be retained by the applicable Asset Seller.

(d)           Asset Sellers’ Retention of Liabilities. At and after the Closing, each Asset Seller shall retain and shall pay, perform, and discharge its respective Retained Liabilities and Seller Taxes.

2.2          Adjustment of Purchase Price at Closing.

The Parties agree that, for purposes of calculating the number of Opco Common Units and Class B Units included in each Asset Seller’s DropDown Unadjusted Purchase Price, the Opco Common Units and Class B Units were valued at the Closing Per Unit Value. The number of Opco Common Units and Class B Units issued to each Asset Seller shall be equitably adjusted in the event of a unit split, combination, reclassification, recapitalization, exchange, unit dividend or other distribution payable in Opco Common Units or Class B Units with respect to such Opco Common Units or Class B Units, as applicable, that occurs prior to the Closing. The Parties acknowledge and agree that each Asset Seller’s DropDown Unadjusted Purchase Price and the Foundation Unadjusted Cash Purchase Price were derived based on the aggregate Allocated Values of the DropDown Assets and Foundation Assets as set forth on Exhibit B-1 and Exhibit B-2.

At Closing, each Seller’s Unadjusted Purchase Price shall be adjusted as follows:

(a)           Each Seller’s Unadjusted Cash Purchase Price shall be increased by its Pro Rata Portion of the sum of the following (as applicable), without duplication:

(i)            solely with respect to an Acquired Entity, the amount equal to all Operating Expenses paid by the applicable Equity Seller or such Acquired Entity that are solely attributable to the applicable Acquired Entity or the Acquired Entity Assets from and after the Effective Time, whether paid before or after the Effective Time;

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(ii)           the amount equal to the revenues, income, proceeds, receipts and credits received by Buyer Parties or an Acquired Entity attributable to the Company Oil and Gas Properties (and not otherwise distributed to such Seller) and attributable to the period before the Effective Time (calculated in accordance with GAAP), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iii)          the amount of all Asset Taxes allocable to Buyer Parties pursuant to Section 7.8(a) but paid or economically borne by such Seller; and

(iv)          any other amount otherwise explicitly agreed upon in writing by Sellers and Buyer Parties, if any.

(b)            Each Seller’s Unadjusted Cash Purchase Price shall be decreased by its Pro Rata Portion of the sum of the following (as applicable), without duplication:

(i)            solely with respect to an Acquired Entity, the amount equal to all Operating Expenses paid by Buyer Parties or such Acquired Entity (to the extent such Acquired Entity has not paid such amounts prior to Closing) that are solely attributable to the applicable Acquired Entity or the Acquired Entity Assets prior to the Effective Time, whether paid before or after the Effective Time;

(ii)           the amount equal to the revenues, income, proceeds, receipts and credits received by such Seller attributable to the Acquired Assets or the Acquired Entity Assets and attributable to the period on or after the Effective Time (calculated in accordance with GAAP), including on account of any leasing activity (including lease extensions, lease bonuses and delay rentals);

(iii)          the amount of all Asset Taxes allocable to such Seller pursuant to Section 7.8(a) but paid or economically borne by Buyer Parties or an Acquired Entity;

(iv)          the amount equal to the Class B Contribution Amount for the Class B Units to be transferred to Seller; and

(v)           any other amount otherwise agreed upon in writing by Sellers and Buyer Parties, if any.

(c)           Each Asset Seller’s DropDown Unadjusted Common Unit Consideration and DropDown Unadjusted Class B Unit Consideration shall be decreased pursuant to Sections 2.5(b)(ii), 2.5(d)(i)(C) and 2.5(d)(ii)(B) (subject to any offsets to such adjustments pursuant to Section 2.5(e));

(d)           The net amount of the adjustments set forth in Section 2.2(a) and Section 2.2(b) for each Seller shall be referred to as such Seller’s “Cash Purchase Price Adjustment.” In respect of each Seller, the amount equal to the sum of (i) the Cash Purchase Price Adjustment, plus (ii) the net amount of the adjustments set forth in Section 2.2(c), shall be referred to as such Seller’s “Purchase Price Adjustment”. The adjustments set forth in Section 2.2(c) shall adjust the number of Opco Common Units issuable and Class B Units payable by Opco. Each Seller’s Unadjusted Cash Purchase Price as adjusted by the applicable Cash Purchase Price Adjustment shall be referred to as such Seller’s “Adjusted Cash Purchase Price.” Each Seller’s Unadjusted Purchase Price as adjusted by the applicable Purchase Price Adjustment shall be referred to as such Seller’s “Adjusted Purchase Price.”

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2.3          Payment of Transaction Expenses.

(a)           The Buyer Transaction Expenses shall be borne solely and entirely by Buyer Parties.

(b)           The Sellers agree that each Seller shall bear and pay its Pro Rata Portion of the Shared Expenses. Except as set forth in this Section 2.3(b), each Seller’s Seller Transaction Expenses shall be paid by such Seller.

2.4          Closing Statement.

Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer Parties a statement (the “Closing Statement”) setting forth Sellers’ good faith estimate of each Seller’s Adjusted Purchase Price calculated pursuant to Section 2.2, which statement shall include in reasonable detail Equity Seller’s good faith estimate of the amounts described in Sections 2.2(a)(ii), 2.2(a)(iii), 2.2(b)(i), 2.2(b)(ii) and 2.2(b)(iii) (as applicable), the amount of all Asset Taxes allocable to Buyer Parties pursuant to Section 7.8(a) but paid or economically borne by a Seller (if any), and the amount of all Asset Taxes allocable to a Seller pursuant to Section 7.8(a) but paid or economically borne by Buyer Parties (if any). If Buyer Parties dispute any item in the Closing Statement, Buyer Parties shall so notify Sellers within two (2) Business Days prior to the Closing Date and Sellers and Buyer Parties shall use their commercially reasonable efforts to agree on the Closing Statement; provided, that if Sellers and Buyer Parties are not able to agree on the Closing Statement prior to Closing, Closing shall not be delayed on account of such disagreement and the Closing Statement delivered by Sellers will be used to adjust the applicable Unadjusted Purchase Price at Closing absent manifest error. Any final adjustments, if necessary, will be made pursuant to Section 2.9.

2.5          Title Review.

(a)           To allow Buyer Parties to conduct due diligence with respect to the Company Oil and Gas Properties, Sellers shall make the Records available in accordance with Section 7.3 to Buyer Parties, and Buyer Parties’ authorized Representatives, in a virtual data room and/or at such Seller’s election, at such Seller’s applicable office(s), at mutually agreeable times before Closing. With such Seller’s permission, Buyer Parties may photocopy the Records at their sole expense.

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(b)           Preferential Rights and Consents to Assign.

(i)            Notices to Holders. If the conveyance of the Acquired Assets or Acquired Equity Interests would trigger any Third Party preferential purchase rights, rights of first refusal, or similar rights (collectively, “Preferential Rights”), or, other than Customary Post-Closing Consents, any Third Party consents to assign or similar rights (collectively, “Consents”) that, in either case, would be triggered by the consummation of the transactions contemplated hereby, then, as soon as reasonably practicable (and in any event, within ten (10) Business Days after (A) the Execution Date or (B) the date on which such Consents (other than Customary Post-Closing Consents) or Preferential Rights are uncovered during the course of Buyer Parties’ due diligence investigation with respect to the Company Oil and Gas Properties, as applicable), each Seller shall: (A) notify the holders of the Preferential Rights and Consents identified on Schedule 3.11 or Schedule 4.8 or the holders of any such additional Preferential Rights and Consents identified during the course of Buyer Parties’ due diligence investigation with respect to the Company Oil and Gas Properties, in each case as applicable to such Seller, that such Seller intends to transfer the Acquired Assets or Acquired Equity Interests, as applicable, to Buyer Parties; (B) provide the holders of such Preferential Rights and Consents with any information about the transfer of the applicable Acquired Assets or Acquired Equity Interests to which they are entitled; (C) in the case of such Preferential Rights, request from the holders of such Preferential Rights a waiver of their right to purchase the affected Acquired Asset or Acquired Equity Interest; and (D) in the case of such Consents, request the holders of such Consents to consent to the assignment of the affected Acquired Asset or Acquired Equity Interest to Buyer Parties. Before Closing, each applicable Seller shall use commercially reasonable efforts to obtain all Consents (other than Customary Post-Closing Consents) and waivers of all Preferential Rights encumbering the conveyance of the Acquired Assets or Acquired Equity Interests; provided that (x) Buyer Parties shall deliver prompt written notice to the applicable Seller of any Consents or Preferential Rights uncovered during the course of Buyer Parties’ due diligence investigation, (y) any such Consents or Preferential Rights uncovered during the course of Buyer Parties’ due diligence investigation shall be deemed to have been included on Schedule 3.11 or Schedule 4.8, as applicable, as of the Execution Date, and (z) no Party shall be required to incur any liability or pay any money to a Third Party in order to obtain such Consents and waivers. Before Closing, Seller shall notify Buyer Parties whether: (1) any Preferential Rights are exercised or waived; (2) any Consents are granted or denied or cannot be obtained before Closing; or (3) the requisite time periods have elapsed and any Preferential Rights are deemed waived or Consents deemed given by the lapse of such requisite time periods under the applicable agreements.

(ii)           If any Preferential Rights are exercised prior to Closing, the portion of the Acquired Assets or Acquired Equity Interests burdened by the exercised Preferential Right shall be retained by the applicable Seller and shall be excluded from Closing, and the Unadjusted Purchase Price with respect to such Seller shall be reduced by the Allocated Value of the excluded portion of the Acquired Assets or Acquired Equity Interests. If a Seller is unable to obtain a Required Consent or a waiver of a Preferential Right, then, any Acquired Asset or Acquired Equity Interest subject to such Preferential Right or Required Consent shall be retained by such Asset Seller and shall be excluded from Closing, and the Unadjusted Purchase Price with respect to such Seller shall be reduced by the Allocated Value of such Acquired Asset or Acquired Equity Interest.

(iii)           After Closing, such Seller shall use commercially reasonable efforts to obtain any un-obtained Required Consents, including Required Consents alleged by Third Parties or identified after Closing, and waivers of any un-waived Preferential Rights, and Buyer Parties shall provide reasonable assistance to such Seller. In the event after Closing but before the Final Settlement Date such Seller is able to obtain a Required Consent or waiver of a Preferential Right affecting an Acquired Asset or Acquired Equity Interest that was excluded from Closing pursuant to this Section 2.5(b), then within ten (10) days of Buyer Parties’ receipt of such Required Consent or waiver of Preferential Right such Seller shall convey the Acquired Asset or Acquired Equity Interest affected by any such Required Consent or Preferential Right pursuant to a form of assignment that is mutually agreeable to Buyer Parties and such Seller, and Buyer Parties shall pay such Seller the amount by which the Unadjusted Purchase Price was reduced at Closing for such Acquired Asset or Acquired Equity Interest. Any such payment made pursuant to this Section 2.5(b) shall be paid by the issuance of Opco Common Units (valuing such units at the Closing Per Unit Value), as applicable, and the payment of an equal number of Class B Units.

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(c)           General Disclaimer of Title Warranties and Representations. Except for the special warranty of title in the Asset Assignments, the Special Warranty of Title, and the express representations and warranties set forth in Section 3.12 and Section 5.2, and without limiting Buyer Parties’ remedies for Title Defects set forth in this Section 2.5(c) and Section 2.5(d) (or Buyer Parties’ remedies for a Seller’s failure to obtain Consents or waivers of Preferential Rights as set forth in Section 2.5(b)(ii)), each Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to such Seller’s or any Acquired Entity’s title to any of the Company Oil and Gas Properties, and Buyer Parties hereby acknowledge and agree that they have not relied upon any such representation or warranty. Buyer Parties hereby acknowledge and agree that, without limiting Buyer Parties’ rights and remedies under Section 9.1(d), except for the express representations and warranties set forth in Section 3.12 and Section 5.2, Buyer Parties’ sole and exclusive remedy for (i) any failure by a Seller to obtain Consents or waivers of Preferential Rights as contemplated by Section 2.5(b)(ii) shall be as set forth in Section 2.5(b)(ii), and (ii) any defect in title or any other title matter (including any Title Defect with respect to any of the Company Oil and Gas Properties or otherwise) (A) before the Title Claim Date, shall be as set forth in Section 2.5(d) and (B) after the Title Claim Date (subject to the limitations set forth in Section 10.1 and Section 10.6), shall be pursuant to the special warranty of title in the Asset Assignments and the Special Warranty of Title, and the special warranty of title in the Asset Assignments and the Special Warranty of Title shall be further limited to the Allocated Value of the affected Company Oil and Gas Property. Buyer Parties hereby expressly waive any and all other rights or remedies with respect thereto. Buyer Parties are not entitled to protection under the special warranty of title in the Asset Assignments and the Special Warranty of Title for any matter reported by Buyer Parties under Section 2.5(d).

(d)           Title Defects.

(i)            Notice of Title Defects; Defect Adjustments.

(A)            On or before ten (10) days before Closing (the “Title Claim Date”) Buyer Parties will notify the applicable Seller in writing of any Title Defect they discover with respect to a Company Oil and Gas Property (each, a “Title Defect Notice”). For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranty of title in the Asset Assignments and the Special Warranty of Title), Buyer Parties shall be deemed to have waived, and Sellers shall have no liability for, title to any alleged Title Defect, that (i) Buyer Parties fail to assert by a Title Defect Notice delivered to a Seller on or before the Title Claim Date or (ii) for which Buyer Parties do not conduct title diligence prior to delivering a Title Defect Notice therefor to such Seller, which diligence is evidenced by documentation of the type described in clause (iv) of the following sentence, to the extent used in connection with Buyer Parties’ assessment of such alleged Title Defect. Such notice shall be in writing and shall include: (i) a reasonably detailed description of the alleged Title Defect; (ii) the Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Defect(s); (iv) supporting documentation reasonably necessary for such Seller to verify the existence of such Title Defect (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent available to Buyer Parties and used in connection with Buyer Parties’ assessment of such alleged Title Defect(s)); and (v) the alleged Title Defect Value of the affected Company Oil and Gas Property and the computations and information upon which Buyer Parties’ belief is based. To give such Seller an opportunity to commence reviewing and curing Title Defects but without prejudice to Buyer Parties’ right to assert Title Defects, Buyer Parties agree to use commercially reasonable efforts to give such Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer Parties during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided that the failure to provide any such preliminary notice shall not be deemed to waive or prejudice Buyer Parties’ right to assert Title Defects at any time not later than the Title Claim Date.

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(B)             If any Title Defect affecting any Company Oil and Gas Property is properly asserted by Buyer Parties in accordance with Section 2.5(d)(i)(A) and not waived in writing by Buyer Parties or cured on or before Closing, such applicable Seller may, for a period of ninety (90) days following the Closing Date (such period, the “Cure Period”), elect to cure any such Title Defect that such Seller in good faith believes can be cured during the Cure Period. The election by such Seller to seek to cure such Title Defect must be made by written notice delivered to Buyer Parties within three (3) Business Days prior to the Closing Date. Any Company Oil and Gas Property for which such Seller has elected to cure a Title Defect under this paragraph shall be referred to as a “Curable Property”.

(C)             At the Closing, the Acquired Entity shall retain, or Buyer Parties, in the case of an Acquired Asset, shall obtain all right, title and interest in and to the Curable Properties. The adjustments to the applicable Seller’s Unadjusted Purchase Price under Section 2.2(c) will include the Title Defect Values for all Title Defects affecting the Curable Properties that have been properly asserted by Buyer Parties in accordance with Section 2.5(d)(i)(A) and not waived in writing by Buyer Parties or cured on or before Closing and Buyer Parties shall issue Opco Common Units and Class B Units equal to the Title Defect Value associated with such Curable Properties (valuing such units at the Closing Per Unit Value) to the Transfer Agent in accordance with Section 2.8(b) (the “Title Defect Units”). If a Seller cures such Title Defect during the Cure Period, then Buyer Parties and such Seller shall instruct the Transfer Agent to release to such Seller the number of Title Defect Units for which the Unadjusted Purchase Price was adjusted under Section 2.2(c) (subject to any further adjustments under Section 2.2 in respect of the applicable Company Oil and Gas Property) with respect to such Curable Property on account of such Title Defect at the end of the Cure Period to the extent such Title Defect is cured during the Cure Period. If a Title Defect burdening a Curable Property is not cured on or before the end of the Cure Period, then subject to Section 2.5(d)(i)(D)(5) and Section 2.5(d)(ii), Buyer Parties and such Seller shall instruct the Transfer Agent to release to Buyer Parties the number of Title Defect Units for which the Unadjusted Purchase Price was adjusted under Section 2.2(c) (subject to any further adjustments under Section 2.2 in respect of the applicable Company Oil and Gas Property) with respect to such Curable Property which was not cured on or before the end of the Cure Period.

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(D)            The “Title Defect Value” resulting from a Title Defect shall be determined as follows:

  (1)            if Buyer Parties and such applicable Seller agree on the Title Defect Value, that amount shall be the Title Defect Value;

  (2)            if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from such applicable Asset Seller’s or Acquired Entity’s interest in the affected Company Oil and Gas Property;

  (3)            if the Title Defect represents a discrepancy between the Asset Seller’s or Acquired Entity’s actual Net Revenue Interest for a Well and the Net Revenue Interest set forth on Exhibit C-2 for such Well, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Well and (B) one (1), minus a fraction, the numerator of which is the Asset Seller’s or Acquired Entity’s actual Net Revenue Interest for such Well and the denominator of which is the Net Revenue Interest set forth for such Well on Exhibit C-2;

  (4)            if the Title Defect represents a discrepancy between the Asset Seller’s or Acquired Entity’s actual Net Royalty Acres for a Property and the Net Royalty Acres set forth in Exhibit C-1 for such Property, then the Title Defect Value shall be an amount equal to the product of (A) the Allocated Value of such Property and (B) one (1) minus a fraction, the numerator of which is the Asset Seller’s or Acquired Entity’s actual Net Royalty Acres in such Property and the denominator of which is the Net Royalty Acres set forth on Exhibit C-1 for such Property; and

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  (5)            notwithstanding anything to the contrary in this Section 2.5(d), Buyer Parties shall have no remedy hereunder for any Title Defect unless: (A) the Title Defect Value for such Title Defect exceeds one hundred thousand Dollars ($100,000) net to the Asset Seller’s or Acquired Entity’s interest in the relevant Company Oil and Gas Property (the “Title Defect Threshold”), in which event the value of such defect will be taken into account from first Dollar; and (B) the sum of the aggregate Title Defect Values for Title Defects with Title Defect Values exceeding the Title Defect Threshold exceeds one percent (1%) of such Seller’s Unadjusted Purchase Price, and then only to the extent such amount exceeds one percent (1%) of such Seller’s Unadjusted Purchase Price (the “Title Defect Deductible”).

(E)             Notwithstanding anything to the contrary in this Agreement, the aggregate adjustments to each Seller’s Unadjusted Purchase Price attributable to the effects of all Title Defects, with respect to any Company Oil and Gas Property, shall not exceed the Allocated Value of such affected Company Oil and Gas Property.

(ii)           Title Defect Disputes.

(A)            The applicable Seller and Buyer Parties shall attempt to agree on all Title Defect Values (i) on or prior to the Closing Date or (ii) with respect to disputes over the adequacy of such Seller’s post-Closing Date curative work, the end of the Cure Period. If a disputed Title Defect or Title Defect Value cannot be resolved (i) on or prior to Closing or (ii) with respect to disputes over the adequacy of such Seller’s post-Closing Date curative work, the end of the Cure Period, then in each case, any Party may submit any such disputed Title Defects, cures and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C) by providing notice to the other Party thereof (a “Title Dispute Notice”) no later than thirty (30) days following the Closing Date or the end of the Cure Period, as applicable (the “Title Dispute”). If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 2.5(d)(ii)(A), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.

(B)            If a disputed Title Defect or Title Defect Value cannot be resolved prior to Closing, except as otherwise provided herein, the Acquired Entity shall retain, or Buyer Parties, in the case of an Acquired Asset, shall obtain, all right, title and interest in and to the Company Oil and Gas Property affected by such Title Defect, Buyer Parties shall issue Title Defect Units equal to the Title Defect Value for such Company Oil and Gas Property (valuing such units at the Closing Per Unit Value) to the Transfer Agent in accordance with Section 2.8(b), and the adjustments to such Seller’s Unadjusted Purchase Price under Section 2.2(c) shall include such Title Defect Value.

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(C)            If a Party validly submits a Title Dispute Notice under Section 2.5(d)(ii)(A), then the Parties shall each submit such unresolved Title Dispute to a title attorney (the “Title Consultant”), pursuant to this Section 2.5(d)(ii)(C). The Title Consultant shall be a neutral third-party title attorney with at least ten (10) years’ experience in oil and gas title opinions. The Parties shall each select a third-party title attorney and such title attorneys together shall select such Title Consultant, and if any Party does not select a title attorney within ten (10) days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Consultant. The Title Consultant shall not have been employed by any Party or its Affiliates within the ten (10) year period preceding the arbitration. The Title Consultant, once appointed, shall have no ex parte communications with any of the Parties concerning the determination required hereunder. All communications between any Party or its Affiliates and the Title Consultant shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting or conference call to which the representatives of both Seller and Buyer Parties have been invited and of which such Parties have been provided at least five (5) days’ notice. Within ten (10) days of appointment of the Title Consultant, (x) each of such applicable Seller and Buyer Parties shall present the Title Consultant with its claim notice or its response, as applicable, and (y) such Seller shall present the Title Consultant with all other supporting information that it desires, and Buyer Parties shall present the Title Consultant with all other supporting information that it desires that was contained in the original Title Defect Notices, with a copy to the other Party. The Title Consultant shall also be provided with a copy of this Agreement. Within thirty (30) days after receipt of such materials and after receipt of any additional information required by the Title Consultant, the Title Consultant shall make its determination, which shall be final and binding upon all Parties, without right of appeal, absent manifest error. In making his determination, the Title Consultant shall be bound by the rules set forth in this Section 2.5(d)(ii). The Title Consultant shall act as an expert for the limited purpose of determining: (1) the existence of any timely asserted Title Defect in dispute; (2) whether any disputed curative action has succeeded in curing a Title Defect; and (3) specific disputed Title Defect Values submitted by either Party. The Title Consultant may not award damages, interest or penalties to either Party with respect to any matter. The applicable Seller and Buyer Parties shall each bear its own legal fees and other costs of presenting its case. The applicable Seller shall bear one-half (1/2) and Buyer Parties shall bear one-half (1/2) of the costs and expenses of the Title Consultant.

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(e)           Title Benefits.

(i)            If a Seller discovers any Title Benefit on or before the Title Claim Date, such Seller may, as soon as practicable but in any case on or prior to the Title Claim Date, deliver a notice to Buyer Parties, which shall include: (i) a detailed description of the alleged Title Benefit; (ii) the specific Company Oil and Gas Property affected; (iii) the Allocated Value of the Company Oil and Gas Property subject to the alleged Title Benefit; (iv) supporting documentation reasonably necessary for Buyer Parties to verify the existence of such Title Benefit (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other document, reports or data, to the extent used in connection with such Seller’s assessment of such alleged Title Benefit); and (v) the alleged Title Benefit value of the affected Company Oil and Gas Property and the computations and information upon which such Seller’s belief is based. With respect to each Company Oil and Gas Property affected by a Title Benefit reported hereunder, an amount (the “Title Benefit Value”) equal to the increase in the Allocated Value for such Company Oil and Gas Property caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Values in accordance with the terms of Section 2.5(d)(i)(D), mutatis mutandis) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer Parties and Seller shall have the right to elect to have such Title Benefit Value determined by a Title Consultant pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 2.5(d)(ii)(C). The Title Benefit Value with respect to all Title Benefits shall be used solely to offset any reductions to such Seller’s Unadjusted Purchase Price as a result of the aggregate of all Title Defect Values. For the avoidance of doubt, Title Benefit Value shall in no event increase a Seller’s Unadjusted Purchase Price.

(ii)            If Buyer Parties discover any Title Benefit on or before the Title Claim Date, Buyer Parties shall, as soon as practicable but in any case on or prior to the Title Claim Date, deliver to such applicable Seller a notice meeting the requirements of Section 2.5(e)(i).

(f)            In the event a Party notifies the other Parties of the intention to terminate this Agreement in accordance with Section 9.1(e), Sellers or Buyer Parties may, prior to giving effect to Section 9.1(e), as applicable, elect to submit all disputed Title Defects and Title Defect Values to the Title Consultant in accordance with the procedures set forth in Section 2.5(d)(ii)(C); provided, that notwithstanding anything to the contrary in Section 2.5(d)(ii)(C), such proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.2(c) in respect of any disputed Title Defects and Title Defect Values asserted by Buyer Parties in good faith would, when taken together with all other adjustments pursuant to Section 2.2(c) for finally determined Title Defect Values and all other adjustments pursuant to Section 2.2(c), trigger the termination right under Section 9.1(e). For the avoidance of doubt, if a Seller or Buyer Parties elect to submit to the Title Consultant in accordance with this Section 2.5(f), such Party may not terminate this Agreement pursuant to Section 9.1(e) until final resolution of such arbitration unless the termination right under Section 9.1(e) would otherwise apply solely by virtue of any undisputed Title Defect Values, together with the exclusion of any Acquired Asset or Acquired Equity Interest pursuant to Section 2.5(b) or Section 2.5(d) or any Company Oil and Gas Property pursuant to Section 2.5(d).

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(g)           Acceptance of Title Condition. Except as otherwise set forth in this Agreement, and without limiting the special warranty of title in the Asset Assignments, Buyer Parties Represent and warrant that THEY have BEEN PROVIDED THE OPPORTUNITY TO CONFIRM EACH asset seller’s and each acquired entity’s TITLE TO the APPLICABLE COMPANY OIL AND GAS PROPERTIES and upon Closing, Buyer PARTIES will accept the COMPANY OIL AND GAS PROPERTIES and the acquired equity interests at Closing in the present condition, “AS IS AND WHERE IS AND WITH ALL FAULTS.” Buyer PARTIES acknowledge and agree that, except as otherwise set forth in this Agreement, and without limiting the special warranty of title in the Asset Assignments, Sellers have made no representations or warranties of any kind, express or implied, written, oral or otherwise, as to the accuracy or completeness of the background materials or any other information relating to the ACQUIRED ENTITies, the acquired equity interests OR THE COMPANY OIL AND GAS PROPERTIES furnished by or on behalf of ANY Seller or to be furnished to Buyer Parties or THEIR representatives, including Sellers’ internal appraisals and interpretive data.

2.6          Closing Payment and Transfer.

(a)           At the Closing, each Asset Seller shall deliver to Buyer Parties:

(i)            Assignments evidencing the transfer, assignment and conveyance of such Asset Seller’s right, title and interest in the Acquired Assets substantially in the form attached as Exhibit F hereto, duly and validly executed by the applicable Asset Seller (the “Asset Assignments”); and

(ii)           Executed and acknowledged recordable releases or releases in a form reasonably acceptable to Buyer Parties, in sufficient counterparts for recording in all applicable jurisdictions, of Liens, in each case, securing Seller Indebtedness, if any, and affecting the Acquired Assets.

(b)           At the Closing, each Equity Seller shall deliver to Buyer Parties:

(i)            An assignment transferring the Acquired Equity Interests held by such Equity Seller, substantially in the form attached hereto as Exhibit G, duly and validly executed by such Equity Seller (the “Equity Assignment”); and

(ii)           A mutual release of any and all claims between such Acquired Entity, on the one hand, and Equity Seller (on its behalf and on behalf of its Affiliates other than the Acquired Entity) and each officer and director thereof, on the other hand.

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(c)           At the Closing, each Seller shall deliver to Buyer Parties:

(i)            A duly executed IRS W-9 of such Seller (or its regarded owner, if such Seller is disregarded as separate from its owner for U.S. federal Income Tax purposes);

(ii)            A certificate dated as of the Closing Date duly executed by an officer of such Seller regarding the satisfaction of the conditions set forth in Sections 8.1(a), 8.1(b), and 8.1(e) substantially in the form attached hereto as Exhibit H;

(iii)          The Registration Rights Agreement substantially in the form attached hereto as Exhibit J (the “Registration Rights Agreement”) duly executed by an officer of each Seller party thereto;

(iv)          A joinder to the Exchange Agreement substantially in the form attached hereto as Exhibit K (the “Joinder to Exchange Agreement”), dated as of the Closing Date and duly executed by such Seller;

(v)           To the extent a Seller is not already a party to the Opco Agreement, an adoption agreement substantially in the form attached hereto as Exhibit L (the “Adoption Agreement”), dated as of the Closing Date and duly executed by such Seller; and

(vi)          Such other documents, instruments and writings as may be reasonably required to be delivered by Sellers to Buyer Parties at Closing to effect the transactions contemplated by this Agreement.

(d)           At the Closing, Buyer Parties shall deliver to Sellers:

(i)            In cash by wire transfer of immediately available funds to the account or accounts designated by each Seller, an amount equal to the Adjusted Cash Purchase Price payable to such Seller as set forth in the Closing Statement;

(ii)           A number of Opco Common Units and Class B Units equal to (A) the number of Opco Common Units and Class B Units included in the Unadjusted Purchase Price minus (B) the number of Opco Common Units and Class B Units included in and constituting Indemnity Units and Title Defect Units, as applicable, at Closing, which Indemnity Units and Title Defect Units, as applicable, shall be delivered and held pursuant to Section 2.8(a) and Section 2.8(b), as applicable, issued by Opco and KRP, as applicable, and credited to the Sellers or the Persons set forth on Exhibit A in book-entry form and, in the case of clause (A), bearing the standard Securities Act legend applied to Opco Common Units and Class B Units, as applicable, on the books and records of the Transfer Agent, and, in the case of clause (B), bearing the Restrictive Legends;

(iii)          A certificate dated as of the Closing Date duly executed by an officer of each Buyer Party regarding the satisfaction of the conditions set forth in Sections 8.2(a), 8.2(b) and 8.2(e), substantially in the form attached hereto as Exhibit I;

(iv)          The Registration Rights Agreement duly executed by an officer of KRP;

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(v)           Asset Assignments with respect to the DropDown Assets, duly and validly executed by Kimbell Crest, in sufficient counterparts for recording in all applicable counties;

(vi)          Asset Assignments with respect to certain Foundation Assets (to the extent reflected on Exhibit B-1) and the SKC Assets, duly and validly executed by KRH, in sufficient counterparts for recording in all applicable counties;

(vii)         Asset Assignments with respect to certain Foundation Assets (to the extent reflected on Exhibit B-1), duly and validly executed by Legacy, in sufficient counterparts for recording in all applicable counties;

(viii)        The Equity Assignment duly and validly executed by Intermediate; and

(ix)          Such other documents, instruments and writings as may be reasonably required to be delivered by Buyer Parties to Sellers at Closing to effect the transactions contemplated by this Agreement.

2.7          Closing.

Subject to Section 9.1, the closing of the sale and transfer of the Acquired Assets and the Acquired Equity Interests to Buyer Parties as contemplated by this Agreement (the “Closing”) shall take place electronically through the exchange of portable document format (PDF) copies of documents via email (with hard copies of such documents to be delivered as requested by each Party) on August 21, 2026 (the “Scheduled Closing Date”), or if all conditions to the obligations of the Parties set forth in Section 8.1 and Section 8.2 to be satisfied prior to Closing have not yet been satisfied or waived on the Scheduled Closing Date, within three (3) Business Days after such conditions have been satisfied or waived, or such other date as Buyer Parties and Sellers may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”).

2.8          Indemnity Units and Title Defect Units.

(a)           At the Closing, the applicable Buyer Party will deposit with the Transfer Agent the Indemnity Units, issued by Opco and KRP, as applicable, and credited to the Sellers in book-entry form, bearing the Restrictive Legends on the books and records of the Transfer Agent, which Indemnity Units shall be owned by the applicable Buyer Party but held in custody by the Transfer Agent and disbursed in accordance with the provisions of this Agreement.

(b)           At the Closing, Buyer Parties will deposit with the Transfer Agent Title Defect Units (based on the Closing Per Unit Value) equal to any Title Defect Value related to Curable Properties and disputed Title Defects or disputed Title Defect Values. Following the resolution (including by resolution of the applicable Parties) of the cure of any Title Defects affecting the Curable Properties pursuant to Section 2.5(d)(i)(B), Buyer Parties and such applicable Seller shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Transfer Agent to release to such Seller, Title Defect Units equal to the Title Defect Value with respect to such Curable Properties to the extent such Title Defect is cured during the Cure Period. Following the resolution (including by resolution of the applicable Parties) of any disputed Title Defect or Title Defect Value pursuant to Section 2.5(d)(ii)(C), as applicable, Buyer Parties and to such applicable Seller shall within three (3) Business Days of such resolution execute a Joint Instruction Letter instructing the Transfer Agent to release Title Defect Units equal to the amounts so determined to be owed to either Party with respect to such disputed matter. Only upon final resolution of all matters for which Title Defect Units were deposited with the Transfer Agent as a result of Title Defects, and the release to such applicable Seller of Title Defect Units equal to all such amounts due to such Seller, then, such Seller and Buyer Parties shall execute a Joint Instruction Letter instructing the Transfer Agent to release Title Defect Units equal to the then-remaining Title Defect Value(s), including any attributable to a Curable Property that was not cured on or prior to the end of the Cure Period, if any, to Buyer Parties.

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(c)            Releases of any Indemnity Units and Title Defect Units shall be made only in accordance with written instructions that are jointly signed by the applicable Seller and Buyer Parties (a “Joint Instruction Letter”) and shall specify the amount of Indemnity Units or Title Defect Units to be released and the Person or Persons to whom such Indemnity Units or Title Defect Units shall be released.

(d)           If any Party receives a release of any Opco Common Units and Class B Units to which such Party is not entitled pursuant to the terms of this Agreement, such Party shall (i) if another Party is entitled to such Opco Common Units and Class B Units at that time, transfer such Opco Common Units and Class B Units to such other Party, or (ii) if no other Party is entitled to such Opco Common Units and Class B Units at that time, deposit such Opco Common Units and Class B Units with the Transfer Agent.

2.9          Post-Closing Adjustment.

(a)            Revised Closing Statement. On or before the date that is ninety (90) days after the Closing Date, Buyer Parties shall prepare and deliver to Sellers a revised Closing Statement setting forth Buyer Parties’ assessment of (i) the final amounts described in Sections 2.2(a) and 2.2(b) (including, for the avoidance of doubt, the amounts described in Sections 2.2(a)(iii) and 2.2(b)(iii) with respect to Asset Taxes) in each case as of or on the Closing Date, as applicable, and (ii) all Buyer Entitlements, Buyer Obligations, Seller Entitlements and Seller Obligations then known to Buyer Parties. Buyer Parties shall provide to Sellers such data and information as Sellers may reasonably request supporting the amounts reflected on the revised Closing Statement (and reasonable access to Buyer Parties’ personnel, including internal accountants, during normal business hours) to permit each Seller to perform or cause to be performed an audit of the revised Closing Statement, at such Seller’s expense. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Sellers unless a Seller gives Notice of its disagreement (“Notice of Disagreement”) with respect to such Seller’s Adjusted Purchase Price, to Buyer Parties prior to the Final Settlement Date, it being understood that the Notice of Disagreement shall not include matters contemplated by Section 2.5. For the avoidance of doubt, the Closing Statement shall become final and binding upon any Seller that does not give a Notice of Disagreement even if another Seller gives a Notice of Disagreement. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature, and basis of any disagreement so asserted. If a Notice of Disagreement is received by Buyer Parties by the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.9(b) below) shall become final and binding on the Buyer Parties and the applicable Seller on, and the Final Settlement Date shall be, the earlier of (i) the date upon which such Seller and Buyer Parties agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the Independent Accountant’s Closing Statement (as hereinafter defined) is issued by the Independent Accountant (as hereinafter defined).

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(b)           Final Closing Statement. During the thirty (30) days following the date upon which Buyer Parties receive a Notice of Disagreement, the applicable Seller and Buyer Parties shall use commercially reasonable efforts to attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyer Parties and such Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to BDO USA, LLP (the “Independent Accountant”) for review and final and binding resolution. If BDO USA, LLP is unable or unwilling to serve as an arbitrator hereunder, then such Seller and Buyer Parties shall, in good faith, mutually agree upon an independent national accounting firm who has not represented either Party in any material matter at any time during the two-year period of time immediately preceding its designation hereunder, to serve as the Independent Accountant. Buyer Parties and such Seller shall, not later than seven (7) days prior to the hearing date set by the Independent Accountant, each submit a written brief to the Independent Accountant (and a copy thereof to the other Party on the same day) with proposed Dollar figures for settlement of the disputes as to the amount of the Cash Purchase Price Adjustment (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations delivered pursuant to Section 2.9(a). The hearing shall be conducted on a confidential basis. The Independent Accountant shall consider only those items or amounts in the Closing Statement that were identified in the Notice of Disagreement and such written briefs and which remain in dispute and the Independent Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement. In deciding any matter, the Independent Accountant (i) shall be bound by the provisions of this Section 2.9 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either such Seller or Buyer Parties or less than the smallest value for such item claimed by such Seller or Buyer Parties in their respective calculations delivered pursuant to Section 2.9(a). The Independent Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute from arbitration. The Independent Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the Cash Purchase Price Adjustment and shall issue the Final Closing Statement (as defined below) reflecting such decision, which shall set forth the Cash Purchase Price Adjustment and the Adjusted Cash Purchase Price as determined by the Independent Accountant pursuant to this Section 2.9. The decision of the Independent Accountant shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder; provided, however, that such decision may be reviewed, corrected or set aside by a court of competent jurisdiction, but only if and to the extent that the Independent Accountant is found by such court of competent jurisdiction to have made mathematical errors with respect to its decision or to have manifestly violated the express terms of this Section 2.9 (including the related defined terms set forth in Section 1.1). The cost of any arbitration (including the fees and expenses of the Independent Accountant) under this Section 2.9(b) shall be borne entirely by the Party awarded the smaller percentage of the disputed amount by the Independent Accountant. The fees and disbursements of Buyer Parties’ independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer Parties and the fees and disbursements of such Seller’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by such Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.9(a), as prepared by Buyer Parties and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect thereto, or if submitted to the Independent Accountant, the Independent Accountant’s Closing Statement (“Independent Accountant’s Closing Statement”) as described in this Section 2.9(b).

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(c)           Final Settlement. If a Seller’s Adjusted Cash Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4 exceeds such Seller’s Adjusted Cash Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, then such Seller shall pay Buyer Parties such excess amount in cash, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent (3%) per annum calculated and payable in accordance with Section 2.9(d). If a Seller’s Adjusted Cash Purchase Price set forth on the Final Closing Statement or the Independent Accountant’s Closing Statement, as applicable, exceeds such Seller’s Adjusted Cash Purchase Price set forth on the Closing Statement delivered pursuant to Section 2.4, then Buyer Parties shall pay such Seller such excess amount in cash, together with interest thereon, from the Closing Date to (but not including) the date on which such payment is paid, at the rate of three percent (3%) per annum calculated and payable in accordance with Section 2.9(d). Any adjustments to the Adjusted Cash Purchase Price made pursuant to this Section 2.9(c) shall be paid by wire transfer of immediately available funds to an account specified by the Party to whom such payment is owed within five (5) Business Days after the Final Settlement Date.

(d)           Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the applicable interest rate on the basis of a year of 365 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.

2.10        Purchase Price Allocation; Tax Treatment.

(a)           Each Seller shall prepare and deliver to Buyer Parties, within sixty (60) days after the Final Settlement Date, an allocation of the Adjusted Purchase Price payable to such Seller, the assumed obligations and any other items that are treated as consideration for U.S. federal Income Tax purposes to the extent treated as paid in a taxable transaction pursuant to Section 2.10(b), including any portion treated as a taxable sale under Section 707(a) of the Code, among the portion of the Acquired Assets and Acquired Equity Interests (and further among the Acquired Entity Assets attributable to any such Acquired Equity Interests) of such Seller that are treated as acquired in a taxable transaction pursuant to Section 2.10(b), as applicable, in accordance with Sections 743, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (each, an “Allocation”). Buyer Parties shall have thirty (30) days from the receipt of any Allocation or any update thereto to review and comment on the Allocation. If Buyer Parties do not provide written comments to an Allocation within such thirty-day period, the Allocation shall be deemed accepted by Buyer Parties and shall become final and binding upon the Parties for all purposes under this Agreement. If Buyer Parties dispute any items in any proposed Allocation, the applicable Seller and Buyer Parties shall use commercially reasonable efforts to agree on such Allocation within thirty (30) days after receipt of any written changes proposed by Buyer Parties. If such Seller and Buyer Parties are unable to agree upon such Allocation within such thirty-day period, then any disputed items in such Allocation shall be resolved under the procedures described in Section 2.9(b). Once Buyer Parties and any Seller agree to an Allocation or an Allocation is determined by the Independent Accountant, as applicable, such Seller and Buyer Parties shall report consistently with such Allocation (as revised to take into account subsequent adjustments to the Adjusted Purchase Price for applicable Income Tax purposes) in all Tax Returns, including IRS Form 8594, to the extent applicable, which such Seller and Buyer Parties shall timely file with the IRS, and neither such Seller nor Buyer Parties shall take any position in any Tax Return that is inconsistent with any Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connection with any Allocation.

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(b)           Except as required by applicable Law or as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes which incorporate the federal Income Tax provisions referenced in this Section 2.10(b)), (i) each Equity Seller and the Buyer Parties agree that each Equity Seller shall be treated as transferring their interests in the Acquired Entities to Opco in a taxable sale of partnership interests under Sections 741 and 1001 of the Code and the Treasury Regulations thereunder, (ii) each Asset Seller and the Buyer Parties agree that each Asset Seller shall be treated as transferring the Acquired Assets of such Seller to Opco in exchange for the Adjusted Purchase Price due to such Asset Seller in respect of the Acquired Assets, which shall be treated (x) as a contribution described in Section 721 of the Code, with respect to the portion of the Acquired Assets transferred in exchange for Opco Common Units and any other consideration that the Buyer Parties and such Asset Seller mutually determine in good faith qualifies for exceptions to the “disguised sale” rules under Section 707 of the Code and its implementing Treasury Regulations (the “Contribution”) and (y) otherwise, as a taxable sale under Section 707(a) of the Code and its implementing Treasury Regulations. Except as the Parties may agree otherwise, cooperating in good faith, for U.S. federal Income Tax purposes (and for purposes of state and local Income Taxes that incorporate the federal Income Tax provisions referenced in this Section 2.10(b)), each Seller and Buyer Parties agree that each Seller receiving Class B Units shall be treated as transferring the Class B Contribution Amount of such Seller to Opco in exchange for Class B Units. Each of Sellers and Buyer Parties shall, and shall cause each of their Affiliates to (y) report, act, and file all Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (z) not take any position for Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment, unless required to do so by a final determination as defined in Section 1313 of the Code; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceedings in connection with the foregoing treatment.

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(c)           Differences between the fair market value and the basis of the Acquired Assets allocable to the Contributions shall be taken into account by Opco in the manner required by Section 704(c) of the Code. The method to be used under Treas. Reg. 1.704-3 shall be the “remedial method”. All other determinations regarding the application of Section 704(c), the determination and maintenance of capital accounts and other tax matters relating to the Contribution and the assets allocable thereto shall be made by the Buyer Parties in good faith and in a manner consistent with the Opco Agreement and applicable Law.

2.11        Payments.

(a)           Buyer Parties shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Acquired Assets and Acquired Entity Assets from and after the Effective Time (collectively, the “Buyer Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses attributable to the Acquired Assets and the Acquired Entity Assets from and after the Effective Time (the “Buyer Obligations”). For a period of twelve (12) months from and after Closing, each Seller shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from its Acquired Assets or the Acquired Entity Assets, as applicable, prior to the Effective Time (collectively, the “Seller Entitlements”), and shall be responsible for (and entitled to any refunds with respect to) all audit, legal, banking, reserves, payroll, land system, general and administrative and other expenses attributable to its Acquired Assets and Acquired Entity Assets, as applicable, prior to the Effective Time (the “Seller Obligations”).

(b)           Without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) a Seller or any of its Affiliates receives any payment with respect to the Buyer Entitlements, such Seller shall, or shall cause its applicable Affiliates to, promptly remit such payment to Buyer Parties or their designated Affiliate; and (ii) a Seller receives any invoices, bills or other requests for payment from any Third Party in respect of the Buyer Obligations, such Seller shall send such requests for payment to Buyer Parties and Buyer Parties shall promptly remit payment for such request to such Third Party.

(c)           For a period of twelve (12) months from and after Closing, and without duplication of any item that is accounted for in Sections 2.2, 2.3, 2.5 or 2.9, if: (i) Buyer Parties or any of their Affiliates receive any payment with respect to the Seller Entitlements, Buyer Parties shall, or shall cause its applicable Affiliates to, promptly remit such payment to the applicable Seller or its designated Affiliate; and (ii) Buyer Parties receive any invoices, bills or other requests for payment from any Third Party in respect of the Seller Obligations, Buyer Parties shall send such requests for payment to the applicable Seller and such Seller shall promptly remit, or cause its Affiliates to promptly remit, payment for such request to such Third Party.

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Article 3
Representations and Warranties Relating to Asset Sellers

Each Asset Seller, severally and not jointly, hereby represents and warrants to Buyer Parties the following:

3.1          Organization.

Such Asset Seller is a limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own the Acquired Assets owned by such Asset Seller, as applicable, and to conduct its business as it is now being conducted. Such Asset Seller is duly licensed or qualified in each jurisdiction in which the ownership of the Acquired Assets owned by such Asset Seller or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Such Asset Seller has made available to Buyer Parties complete and correct copies of all of its Organizational Documents, including any amendments thereto, and such Organizational Documents are in full force and effect.

3.2          Authorization; Enforceability.

Such Asset Seller has the requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Asset Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Asset Seller is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized on the part of such Asset Seller, and no other proceeding on the part of such Asset Seller is necessary to authorize this Agreement and the other Transaction Documents to which Seller is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such Asset Seller, and this Agreement constitutes a valid and binding obligation of such Asset Seller, enforceable against such Asset Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which such Asset Seller is a party has been or shall be duly and validly executed and delivered by such Asset Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of such Asset Seller, enforceable against such Asset Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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3.3          No Conflict; Consents.

Except (i) as set forth in Schedule 3.3 or (ii) with respect to clauses (a), (c), (d) and (e) below, in any material respect, the execution, delivery and performance by such Asset Seller of this Agreement and the other Transaction Documents to which such Asset Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)            violate any Law applicable to such Asset Seller or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for the Customary Post-Closing Consents;

(b)           conflict with or violate any Organizational Document of such Asset Seller;

(c)            require any filing with, or the giving of any notice to, any Person;

(d)            require any consent or approval of any Person; or

(e)            conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on any Acquired Asset of such Asset Seller, in each case under the terms, conditions or provisions of any Contract or Lease to which such Asset Seller is a party or by which such Asset Seller or the Acquired Assets of such Asset Seller may be bound.

3.4          Litigation.

Except as set forth in Schedule 3.4, as of the Execution Date, there are no Proceedings pending or, to the Knowledge of such Asset Seller, threatened, in which such Asset Seller is or may be a party affecting the execution and delivery by such Asset Seller of this Agreement or the other Transaction Documents to which such Asset Seller is a party or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.4, as of the Execution Date, no Acquired Asset (a) is subject to any outstanding Order, (b) is the subject of a Proceeding or (c) to the Knowledge of such Asset Seller, has been threatened in writing with any Proceeding.

3.5          Financial Statements.

(a)            Schedule 3.5(a) sets forth true and complete copies of (i) (A) the audited statement of assets, liabilities and partners’ capital of Rivercrest Capital, including the schedule of investments as of December 31, 2025, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, and (B) the unaudited statement of assets, liabilities and partners’ capital of Rivercrest Capital, including the schedule of investments as of March 31, 2026, and the related statements of operations, changes in partners’ capital, and cash flows for the three (3) months then ended; (ii) (A) the audited statement of assets, liabilities and partners’ capital of Rivercrest Capital II, including the schedule of investments as of December 31, 2025, and the related statements of operations, changes in partners’ capital, and cash flows for the year then ended, and (B) the unaudited statement of assets, liabilities and partners’ capital of Rivercrest Capital II, including the schedule of investments as of March 31, 2026, and the related statements of operations, changes in partners’ capital, and cash flows for the three (3) months then ended; and (iii) (A) the audited statement of assets and liabilities and schedule of investments of Cupola as of December 31, 2025, and the related statements of operations, changes in net assets, and cash flows for the year then ended, and (B) the unaudited statement of assets and liabilities and schedule of investments of Cupola as of March 31, 2026, and the related statements of operations, changes in net assets, and cash flows for the three (3) months then ended (collectively, the “Financial Statements”). Except as related to the Excluded Assets or as set forth on Schedule 3.5(a), the applicable Financial Statements have been prepared from the books and records of such Seller in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as otherwise stated in the footnotes or the audit opinions related thereto, to the extent applicable to the relevant Financial Statement) and present fairly in accordance with GAAP, in all material respects, the financial position pertaining to such Seller’s Acquired Assets and Acquired Equity Interests as of the respective dates they were prepared and the results of the operations and cash flows pertaining to such Seller’s Acquired Assets and Acquired Equity Interests for the periods indicated.

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(b)            Since January 1, 2025, such Seller has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

3.6          Taxes.

(a)            (i) All material Tax Returns required to be filed by such Asset Seller with respect to the Acquired Assets of such Asset Seller have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by such Asset Seller with respect to the Acquired Assets of such Asset Seller, whether or not shown or reported on any Tax Return, have been timely paid, (iii) there are no Liens (other than Permitted Encumbrances) on any of the Acquired Assets of such Asset Seller that arose in connection with any failure by such Asset Seller to pay any Tax and (iv) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)            There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to the Acquired Assets of such Asset Seller that has been commenced or is presently pending, and no Asset Seller has received any written notice of any proposed assessment, deficiency or underpayment of Taxes with respect to the Acquired Assets of such Asset Seller.

(c)            There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes with respect to the Acquired Assets of such Asset Seller.

(d)            No claim has ever been made against such Asset Seller by a taxing authority in a jurisdiction where such Asset Seller does not file Tax Returns with respect to any Acquired Assets of such Asset Seller that such Asset Seller or such Acquired Assets are or may be subject to Taxes assessed by such jurisdiction.

(e)            No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to the Acquired Assets of such Asset Seller.

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(f)            With respect to each Asset Seller that is or will become, for U.S. federal income tax purposes, a partnership, Subchapter S corporation, grantor trust, or any entity that is disregarded as separate from any of the foregoing (each such entity, a “Flow-Through Entity”), it is not and will not be a principal purpose of the arrangement involving the Flow-Through Entity’s beneficial interest in any partnership interest in Opco to permit any entity to satisfy the 100-partner limitation of Treasury Regulations Section 1.7704-1(h)(1)(ii).

(g)            None of the Acquired Assets of such Asset Seller is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute, and no transfer of any part of the Acquired Assets pursuant to this Agreement will be treated as a transfer of an interest or interests in any partnership for U.S. federal income tax purposes.

(h)            Each Asset Seller is in compliance with escheatment and other unclaimed property Tax Laws in all material respects with respect to the Acquired Assets.

3.7          Contracts.

(a)            As of the Execution Date, Schedule 3.7(a) includes a list of each Asset Seller Material Contract. “Asset Seller Material Contract” means any of the following Contracts to which such Asset Seller is a party by which it is bound in connection with the Acquired Assets or by which any of its respective Acquired Assets are bound or subject:

(i)            Contracts involving obligations of, or payments to or from, such Asset Seller after the Execution Date, individually or in the aggregate, in excess of one hundred thousand Dollars ($100,000);

(ii)           Contracts restricting, in any material respect, such Asset Seller from freely engaging in any business or competing anywhere;

(iii)          Contracts evidencing Indebtedness for Borrowed Money;

(iv)          Contracts guaranteeing any obligation of another Person;

(v)           Contracts between such Seller, on the one hand, and any Affiliate of such Seller or any officer, director, manager or employee of Seller or any Affiliate of such Seller or any immediate family member of any such individual, on the other hand, affecting or relating to the Acquired Assets;

(vi)          Contracts containing “tag-along” or similar rights allowing a Third Party to participate in future sales of any of the Acquired Assets of such Asset Seller;

(vii)         Contracts for any Hedging Transactions that will remain outstanding after Closing;

(viii)        Any production sharing agreements, farmout, farmin, development and operating agreements;

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(ix)          Any agreement of indemnification, surety or guarantee by such Asset Seller on behalf of another Person or the assumption of any Tax, environmental or other liability of any Person; and

(x)            Contracts to sell, exchange or otherwise dispose of all or any part of the Acquired Assets on or after the Effective Time.

(b)           Each Asset Seller Material Contract constitutes the legal, valid and binding obligation of such Asset Seller, on the one hand, and, to the Knowledge of such Asset Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Such Asset Seller is not in material breach or default of its obligations under any of the Asset Seller Material Contracts. To the Knowledge of such Asset Seller, (i) no material breach or material default by any Third Party exists under any Asset Seller Material Contract and (ii) no counterparty to any Asset Seller Material Contract has canceled, terminated or modified, or threatened in writing to cancel, terminate or modify, any Asset Seller Material Contract. Prior to the execution of this Agreement, true, correct and complete copies of all Asset Seller Material Contracts and all amendments thereto have been made available to Buyer Parties.

3.8          Environmental Matters.

(a)            To such Asset Seller’s Knowledge, such Asset Seller is in compliance in all material respects with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance in all material respects with, all permits required under all Environmental Laws, and has been for the preceding five (5) years.

(b)            To such Asset Seller’s Knowledge, there are no environmental conditions that would reasonably be expected to result in such Asset Seller (solely with respect to the Acquired Assets) incurring any material investigative, remedial or corrective obligations or other material liabilities under any Environmental Law, including OPA90 and CERCLA.

(c)            Such Asset Seller has not received any written notice from a Governmental Authority or Third Party that remains unresolved in any respect alleging such Asset Seller, solely with respect to its Acquired Assets, is in material violation of or materially liable under any Environmental Law or any permit issued pursuant to Environmental Law.

(d)           Neither such Asset Seller, solely with respect to its Acquired Assets, nor its respective Acquired Assets are subject to any pending, or to the Knowledge of such Asset Seller, threatened in writing material Proceeding under any Environmental Law.

(e)           To such Asset Seller’s Knowledge, there has been no Release of any Constituents of Concern in, on, under or from any of its respective Acquired Assets, that would reasonably be expected to result in a material liability or material obligation pursuant to Environmental Law.

(f)            No Asset Seller is subject to any consent agreements, consent orders, decrees or judgments with any Governmental Authority, solely with respect to its Acquired Assets, requiring material corrective measures to address any actual or alleged violations of Environmental Law or requiring any material investigative, remedial or other corrective actions to address any Release of Constituents of Concern.

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3.9          Compliance with Laws.

To such Asset Seller’s Knowledge, such Asset Seller is, and has been for the period of such Asset Seller’s applicable ownership of its respective Acquired Assets, in compliance in all material respects with all applicable Laws. Such Asset Seller has not received a written notice of a material violation of any Law that is applicable to its respective Acquired Assets and that has not been (or will be prior to Closing) corrected or settled. Notwithstanding any provision in this Section 3.9 (or any other provision of this Agreement) to the contrary, Section 3.6 and Section 3.8 shall be such Asset Seller’s exclusive representations and warranties with respect to Taxes and environmental matters, respectively, as well as to related matters, and such Asset Seller makes no other representations or warranties with respect to such matters, including under this Section 3.9.

3.10       Special Warranty.

Except for Permitted Encumbrances, such Asset Seller represents and warrants that such Asset Seller owns Defensible Title to its respective Acquired Assets solely against any Person lawfully claiming or to claim the same or any part thereof, by, through or under such Asset Seller or any of its respective Affiliates, but not otherwise (the representation set forth in this Section 3.10, together with the representation set forth in Section 5.2, the “Special Warranty of Title”); provided, that in no event shall the Special Warranty of Title extend to any matter reported by Buyer Parties under Section 2.5(d).

3.11        Consents and Preferential Rights.

Except for Customary Post-Closing Consents or as set forth on Schedule 3.11, (a) there are no Consents that are required to be obtained, made or complied with in connection with the sale of the Acquired Assets by the applicable Asset Seller and (b) there are no Preferential Rights applicable to the sale of the Acquired Assets by the applicable Asset Seller.

3.12        No Cost-Bearing Interests.

The Acquired Assets of such Asset Seller do not include any unleased mineral interest where such Asset Seller has agreed to, or Buyer Parties will have to, bear a share of drilling, operating or other costs as a participating mineral owner from and after the Effective Time, other than instances where the Acquired Assets of such Asset Seller have been forcepooled under applicable Law and such Asset Seller’s share of drilling, operating or other costs as a participating mineral owner in such pooled unit are set off against such Asset Seller’s share of the proceeds of production attributable to such pooled unit.

3.13       Bankruptcy.

There are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by or, to such Asset Seller’s Knowledge, threatened against such Asset Seller.

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3.14       Brokers’ Fees.

Neither such Asset Seller nor any of its Affiliates has entered into any Contract with any Person regarding any obligation or liability, contingent or otherwise, for any broker’s fee, finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement for which Buyer Parties will have any responsibility whatsoever.

3.15       Securities Law Compliance.

(a)            Such Asset Seller is an accredited investor as defined in Regulation D under the Securities Act. Such Asset Seller (A) is acquiring the Opco Common Units and the Class B Units for its own account and not with a view to distribution, (B) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Opco Common Units and the Class B Units and is able financially to bear the risks thereof, and (C) understands that the Opco Common Units and the Class B Units will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Opco Common Units and the Class B Units may be resold without registration under such Laws only in certain limited circumstances.

(b)            Such Asset Seller has experience in analyzing and investing in companies similar to each Buyer Party and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests.

(c)            To the extent necessary, such Asset Seller has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters.

(d)            Such Asset Seller has had an opportunity to discuss the Buyer Parties’ business, management and financial affairs with the members of the Buyer Parties’ management and has had an opportunity to ask questions of the officers and other representatives of the Buyer Parties, which questions were answered to its satisfaction.

3.16        Participation Rights.

The initial acquisition of each of the Acquired Assets by the applicable Asset Seller was not considered a “Qualified Acquisition” or otherwise subject to the “Participation Right,” in each case, as such terms are defined in that certain Contribution, Conveyances, Assignment and Assumption Agreement dated as of December 20, 2016, by and among KRP and the other parties thereto (the “Contribution Agreement”).

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3.17        ASSET SELLERS’ INDEPENDENT INVESTIGATION; DISCLAIMER.

SUCH ASSET SELLER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE BUYER PARTIES, AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE BUYER PARTIES. SUCH ASSET SELLER IS (OR ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, SUCH ASSET SELLER HAS RELIED UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, AND SUCH ASSET SELLER:

(a)            ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)            ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, NONE OF THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO SUCH ASSET SELLER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO SUCH ASSET SELLER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO SUCH ASSET SELLER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF THE BUYER PARTIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “BUYER PARTY DUE DILIGENCE INFORMATION”). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES SET FORTH IN ARTICLE 6 OF THIS AGREEMENT, SUCH ASSET SELLER HAS NOT RELIED ON THE BUYER PARTY DUE DILIGENCE INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND THE BUYER PARTIES AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH BUYER PARTY DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

(c)            ACKNOWLEDGES AND AGREES THAT (i) THE BUYER PARTY DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (ii) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND SUCH ASSET SELLER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (iii) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES SET FORTH HEREIN, SUCH ASSET SELLER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY SUCH ASSET SELLER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK.

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Article 4
Representations and Warranties Relating to Equity Sellers

Each Equity Seller hereby represents and warrants to Buyer Parties the following:

4.1          Organization.

Such Equity Seller is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation and has the requisite organizational power and authority to own, lease and otherwise hold its assets and to conduct its business as it is now being conducted. Such Equity Seller is duly licensed or qualified in each jurisdiction in which the ownership of the Acquired Equity Interests or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

4.2          Authorization; Enforceability.

Such Equity Seller has requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Equity Seller is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such Equity Seller is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized on the part of such Equity Seller, and no other proceeding on the part of such Equity Seller is necessary to authorize this Agreement and the other Transaction Documents to which such Equity Seller is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by such Equity Seller, and this Agreement constitutes a valid and binding obligation of such Equity Seller, enforceable against such Equity Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which such Equity Seller is a party has been or shall be duly and validly executed and delivered by such Equity Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of such Equity Seller, enforceable against such Equity Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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4.3          No Conflict; Consents.

Except (i) as set forth in Schedule 4.3 or (ii) with respect to clauses (a) and (c), below, in any material respect, the execution, delivery and performance by such Equity Seller of this Agreement and the other Transaction Documents to which such Equity Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not:

(a)            violate any Law applicable to such Equity Seller or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority, except for the Customary Post-Closing Consents;

(b)            conflict with or violate any Organizational Document of such Equity Seller; or

(c)            conflict with or result in any violation of, cause a breach of any provision of or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on the Acquired Equity Interests, in each case under the terms, conditions or provisions of any Contract to which such Equity Seller is a party or by which such Equity Seller may be bound.

4.4          Consents.

Except for the Customary Post-Closing Consents, no material consent, approval or authorization of, or designation or filing with, any Governmental Authority or any other Person is required on the part of such Equity Seller or the Acquired Entity in connection with the valid execution and delivery of this Agreement or the Transaction Documents to which such Equity Seller is a party or the consummation of transactions contemplated hereby or thereby.

4.5          Litigation.

As of the Execution Date, there are no Proceedings pending or, to the Knowledge of such Equity Seller, threatened, in which such Equity Seller is or may be a party affecting the execution and delivery by such Equity Seller of this Agreement or the other Transaction Documents to which such Equity Seller is a party or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 4.5, as of the Execution Date, no Acquired Equity Interest (a) is subject to any outstanding Order, (b) is the subject of a Proceeding or (c) to the Knowledge of such Equity Seller, has been threatened in writing with any Proceeding.

4.6          Ownership of Acquired Equity Interests.

(a)            Such Equity Seller holds of record and owns beneficially, and has good and valid title to, its respective Acquired Equity Interests as reflected on Exhibit B-1, free and clear of all Liens (other than (i) Liens arising under the Organizational Documents of the Acquired Entities and (ii) restrictions on transfer arising under state and federal securities Laws). Such Acquired Equity Interests have been validly issued and are fully paid and non-assessable (to the extent such concepts are applicable under the Organizational Documents of the applicable Acquired Entity). Upon consummation of the transactions contemplated hereby, Buyer Parties will acquire good and valid title to such Acquired Equity Interests.

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(b)            Except as set forth on Schedule 4.8, (i) neither such Equity Seller nor any of its Affiliates is a party to any option, warrant, purchase right or other Contract or commitment (other than this Agreement) that would require such Equity Seller to sell, transfer, provide notice to a Person or otherwise dispose of the Acquired Equity Interests, and (ii) neither such Equity Seller nor any of its Affiliates is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Acquired Equity Interests.

4.7          Brokers’ Fees.

Neither such Equity Seller nor any of its Affiliates has entered into any Contract with any Person regarding any obligation or liability, contingent or otherwise, for any broker’s fee, finder’s fee or other commission or similar fee in connection with the transactions contemplated by this Agreement for which Buyer Parties or, following the Closing, the Acquired Entities, will have any responsibility whatsoever.

4.8          Consents and Preferential Rights.

Except for Customary Post-Closing Consents or as set forth on Schedule 4.8, (a) there are no Consents that are required to be obtained, made or complied with in connection with the sale of the Acquired Equity Interests by such Equity Seller and (b) there are no Preferential Rights applicable to the sale of the Acquired Equity Interests by such Equity Seller.

4.9          Securities Law Compliance.

(a)            Each Equity Seller is an accredited investor as defined in Regulation D under the Securities Act. Such Equity Seller (A) is acquiring the Opco Common Units and the Class B Units for its own account and not with a view to distribution, (B) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Opco Common Units and the Class B Units and is able financially to bear the risks thereof, and (C) understands that the Opco Common Units and the Class B Units will, upon issuance, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Opco Common Units and the Class B Units may be resold without registration under such Laws only in certain limited circumstances.

(b)            Such Equity Seller has experience in analyzing and investing in companies similar to Buyer Parties and is capable of evaluating the merits and risks of its decisions with respect to such matters and has the capacity to protect its own interests.

(c)            To the extent necessary, such Equity Seller has retained and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of such matters.

(d)            Such Equity Seller has had an opportunity to discuss the Buyer Parties’ business, management and financial affairs with the members of the Buyer Parties’ management and has had an opportunity to ask questions of the officers and other representatives of Buyer Parties, which questions were answered to its satisfaction.

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4.10       Participation Rights.

The initial acquisition of each of the Acquired Equity Interests by the applicable Equity Seller was not considered a “Qualified Acquisition” or otherwise subject to the “Participation Right,” in each case, as such terms are defined in the Contribution Agreement.

Article 5
Representations and Warranties Relating to the Acquired Entities

Each Equity Seller hereby represents and warrants with respect to itself to Buyer Parties the following:

5.1          Capitalization.

(a)            (i) The RCP OGM Equity Interest constitutes a 10.04673% general partnership interest in OGM, and (ii) the RCP RCPTX Equity Interest constitutes a 3.255514% limited partnership interest in RCPTX. Rivercrest Capital is the sole holder of the Acquired RCP Equity Interests. The Acquired RCP Equity Interests are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. The Acquired RCP Equity Interests were issued in compliance with applicable Laws.

(b)            (i) The RCP II OGM Equity Interest constitutes a 19.95327% general partnership interest in OGM, and (ii) the RCP II RCPTX Equity Interest constitutes a 6.46486% limited partnership interest in RCPTX. Rivercrest Capital II is the sole holder of the Acquired RCP II Equity Interests. The Acquired RCP II Equity Interests are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. The Acquired RCP II Equity Interests were issued in compliance with applicable Laws.

(c)            To such Equity Seller’s Knowledge, there are no (i) outstanding securities of any Acquired Entity convertible into, exchangeable or exercisable for partnership interests (including, as applicable, general partner interests or limited partner interests) or other equity interests of any Acquired Entity, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants, profits interests, or other rights to purchase or acquire from any Acquired Entity, or obligations of any Acquired Entity to issue or sell, any partnership interests or other equity interests or other securities, including securities convertible into or exchangeable for partnership interests or other equity interests or other securities of such entity, (iii) equity equivalents, phantom partnership interests, interests in the capital, ownership or earnings of, or other similar rights of or with respect to any Acquired Entity, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or that are convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of any Acquired Equity Interests on any matter, or (v) voting trust agreements, partner voting agreements, or other Contracts restricting or otherwise relating to voting rights, distribution rights, or disposition of any Acquired Equity Interests. The Acquired Equity Interests are not certificated.

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(d)            To such Equity Seller’s Knowledge, the Acquired Entities do not own, directly or indirectly, any capital stock or equity interests (excluding ownership of marketable securities or similar investment accounts) of any other Person. The Acquired Entities do not have a joint venture or other similar interests in any Person or obligations, whether contingent or otherwise, to consummate any material investment in any Person.

5.2          Special Warranty.

Except for Permitted Encumbrances, each Equity Seller represents and warrants that each Acquired Entity owns Defensible Title to the Acquired Entity Assets solely against any Person lawfully claiming or to claim the same or any part thereof, by, through or under any Acquired Entity or any of its Affiliates, but not otherwise.

5.3          Taxes.

To such Equity Seller’s Knowledge, each Acquired Entity has complied with escheatment and other unclaimed property Tax Laws in all material respects.

Article 6
Representations and Warranties Relating to the Buyer Parties

Buyer Parties hereby represent and warrant to Seller:

6.1          Organization.

Each Buyer Party is a limited partnership or limited liability company, as applicable, duly formed, validly existing, and in good standing under the Laws of the jurisdiction of its formation and has the requisite organizational power and authority to own the Buyer Assets and to conduct its business as it is now being conducted. Each Buyer Party is duly licensed or qualified in each jurisdiction in which the ownership of the Buyer Assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer Parties have made available to Seller complete and correct copies of all Organizational Documents of Buyer Parties, including any amendments thereto, and such Organizational Documents are in full force and effect.

6.2          Authorization; Enforceability.

Each Buyer Party has all requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Buyer Party is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which each Buyer Party is a party, the performance of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized on the part of each Buyer Party, and no other proceeding on the part of each Buyer Party is necessary to authorize this Agreement and the other Transaction Documents to which each Buyer Party is a party or the performance of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each Buyer Party, and this Agreement constitutes a valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which each Buyer Party is a party has been or shall be duly and validly executed and delivered by each Buyer Party, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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6.3          No Conflict; Consents.

Each Buyer Party is in material compliance with the terms and conditions of its Organizational Documents. Except (i) as set forth in Schedule 6.3 or (ii) with respect to clauses (a), (c), (d) and (e) below, in any material respect, the execution and delivery by Buyer Parties of this Agreement and the other Transaction Documents to which each Buyer Party is a party and the consummation of the transactions contemplated hereby and thereby by each Buyer Party do not and shall not:

(a)            violate any Law applicable to each Buyer Party or require any filing with, consent, waiver, approval, order or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority;

(b)            conflict with or violate any Organizational Document of each Buyer Party;

(c)            require any filing with, or the giving of any notice to, any Person;

(d)            require any consent or approval of any Person; or

(e)            conflict with or result in any violation of, cause a breach of any provision of, or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice, the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien on any assets of each Buyer Party, in each case under the terms, conditions or provisions of any Contract to which each Buyer Party is a party or by which each Buyer Party may be bound.

6.4          Capitalization.

(a)            As of July 1, 2026, the issued and outstanding partnership interests of KRP consist of 98,652,268 Common Units, 9,122,322 Class B Units and 162,500 Series A Cumulative Convertible Preferred Units. No other class or series of partnership interests of KRP is issued or outstanding. The Common Units and Class B Units are duly authorized, validly issued, and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents). The Common Units and Class B Units were issued in compliance with applicable Laws. Except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents, KRP does not have outstanding unitholder purchase rights, a “poison pill” or any similar arrangement in effect.

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(b)            As of the close of business on the Execution Date, Schedule 6.4(b) sets forth with respect to each subsidiary of KRP (including Opco) (i) a complete listing of all equity interests of each subsidiary of KRP that are outstanding, by par value, class and designated series, as applicable, (ii) the number of equity interests of each subsidiary that are reserved for issuance under any agreement, whether written or otherwise and (iii) the number of equity interests held as treasury interests by each subsidiary. All issued and outstanding equity interests of each subsidiary of KRP are duly authorized, validly issued, and fully paid (to the extent required by the applicable Organizational Documents), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA or Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights (except as set forth in the applicable Organizational Documents). Except as set forth in the applicable Organizational Documents of such Person, no subsidiary of KRP is subject to any equityholder purchase rights, a poison pill or any similar arrangement.

(c)            Except as disclosed in KRP’s SEC Documents, (i) there are no outstanding securities of KRP convertible into, exchangeable or exercisable for partnership interests or other equity interests of KRP, (ii) authorized or outstanding options, preemptive rights, redemption rights, repurchase rights, warrants or other rights to purchase or acquire from KRP, or obligations of KRP to issue or sell, any partnership interests or other equity interests, including securities convertible into or exchangeable for partnership interests or other equity interests of KRP, (iii) equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to KRP, (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of KRP’s Common Units or Opco Common Units on any matter or (v) voting trust agreements or other Contracts restricting or otherwise relating to voting, dividend rights or disposition of the partnership interests or other equity interests of KRP.

(d)            The Class B Units issued pursuant to this Agreement will be duly authorized by KRP prior to the Closing Date, and when issued and delivered in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

(e)            As of July 1, 2026, the issued and outstanding limited liability company interests of Opco consist of 107,774,590 Opco Common Units and 162,500 Series A Cumulative Convertible Preferred Units of Opco. No other class or series of limited liability company interests of Opco is issued or outstanding. All issued and outstanding limited liability company interests of Opco are duly authorized, validly issued and fully paid (to the extent required by the Opco Agreement), non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights (except as set forth in the Opco Agreement or disclosed in KRP’s SEC Documents). The Opco Common Units issued pursuant to this Agreement will be duly authorized by Opco prior to the Closing Date, and when issued and delivered to each applicable Seller in accordance with the terms of this Agreement, will be validly issued and fully paid (to the extent required under the Opco Agreement), non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the DLLCA) and free of preemptive rights (except as set forth in the Opco Agreement or disclosed in KRP’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents, under this Agreement, the Opco Agreement or applicable state and federal securities Laws.

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(f)            The Common Units issuable upon exchange of the Opco Common Units and Class B Units issued hereunder will be duly authorized by KRP prior to such issuance, and when issued and delivered to each applicable Seller in accordance with the terms of the Exchange Agreement, will be validly issued and fully paid (to the extent required under the Partnership Agreement), non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement or disclosed in KRP’s SEC Documents) and any and all Liens and restrictions on transfer, other than restrictions on transfer disclosed in KRP’s SEC Documents, under this Agreement, the Partnership Agreement or applicable state and federal securities Laws.

6.5          Litigation.

Except as set forth on Schedule 6.5, as of the Execution Date none of Buyer Parties or any Buyer Asset (a) is subject to any outstanding Order, (b) is a party or subject to a Proceeding or (c) to the Knowledge of Buyer Parties, has been threatened in writing with any Proceeding.

6.6          Financial Statements.

(a)            KRP has timely filed or furnished with the Securities and Exchange Commission (the “Commission”) all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it since January 1, 2026 under the Securities Act or the Exchange Act (all such documents, collectively, the “SEC Documents”). The SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Buyer Financial Statements”), at the time filed or furnished (except to the extent amended or superseded by a subsequently filed or furnished SEC Document filed or furnished prior to the Execution Date) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable and (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The Buyer Financial Statements were prepared from the books and records of KRP in accordance with GAAP applied on a consistent basis during the periods covered thereby (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and present fairly in accordance with GAAP, in all material respects, the financial position and the results of operations of KRP as of, and for the periods ended on, such applicable dates. The other financial information of KRP, including non-GAAP financial measures, if any, contained or incorporated by reference in the SEC Documents has been derived from the accounting records of KRP, and fairly presents in all material respects the information purported to be shown thereby. Nothing has come to the attention of KRP that has caused it to believe that the statistical and market-related data included in the SEC Documents is not based on or derived from sources that are reliable and accurate in all material respects as of the date on which the applicable SEC Documents were filed. Based on an annual evaluation of disclosure controls and procedures, KRP is not aware of (i) any significant deficiency or material weakness in the design or operation of internal controls over financial reporting that are likely to adversely affect its ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting of KRP. KRP does not have any liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required to be reflected on a balance sheet prepared in accordance with GAAP, other than: (A) liabilities adequately provided for, reflected or reserved on the Buyer Financial Statements, (B) liabilities that have arisen after March 31, 2026 in the Ordinary Course or (C) liabilities that, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Buyer Material Adverse Effect.

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6.7          Independent Registered Public Accounting Firm.

Grant Thornton LLP, which has audited the financial statements of KRP and its consolidated subsidiaries and delivered its report with respect to the audited consolidated financial statements contained or incorporated by reference in the SEC Documents, is an independent registered public accounting firm with respect to KRP within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States). Grant Thornton LLP has not resigned or been dismissed as independent registered public accountants of KRP as a result of or in connection with any disagreement with KRP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

6.8          Controls and Procedures; Listing.

(a)            KRP has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to KRP required to be disclosed in the SEC Documents is recorded, summarized and reported within the time periods specified by the Commission and that such information is communicated to KRP’s management.

(b)            The Common Units are listed on the New York Stock Exchange, and KRP has not received any notice of delisting. KRP has taken no action that is designed to terminate the registration of the Common Units under the Exchange Act.

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6.9          Contracts.

No Buyer Party is a party to, and no Buyer Assets are bound by or subject to, any Contract containing (a) any material restriction on any Buyer Party or its Affiliates from freely engaging in any business or competing anywhere or (b) any material standstill restriction or similar restriction on any Buyer Party or its Affiliates from acquiring equity or voting securities of a Third Party, in each case that is or will be binding upon the Sellers or any of their respective Affiliates as a result of being Affiliated with any Buyer Party or by virtue of owning the Opco Common Units or the Class B Units issued hereunder.

6.10        Absence of Certain Changes.

Since January 1, 2026, except as disclosed in the SEC Documents, (a) there has not been any circumstance, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect and (b) except as set forth in Schedule 6.10, KRP has not taken or permitted to occur any of the actions referred to in Section 7.2(b).

6.11       Taxes.

(a)            (i) Subject to valid extensions, all material Tax Returns required to be filed by any of the Buyer Parties or any of their respective subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes owed by any of the Buyer Parties or any of their respective subsidiaries, whether or not shown or reported on any Tax Return, have been timely paid, and (iii) there is no material claim pending or threatened in writing by any Governmental Authority in connection with any Tax or any Tax Return described in clause (i) or (ii).

(b)            There is no audit, administrative, judicial or other proceeding by any Governmental Authority with respect to Taxes with respect to any of the Buyer Parties or any of their respective subsidiaries that has been commenced or is presently pending.

(c)            There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes of any of the Buyer Parties or any of their respective subsidiaries.

(d)            No claim has ever been made against any Buyer Party by a taxing authority in a jurisdiction where KRP or any of its subsidiaries does not file Tax Returns that any of the Buyer Parties or any of their respective subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(e)            No private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement by or with any Governmental Authority is binding on or has been requested with respect to any of the Buyer Parties or any of their respective subsidiaries.

(f)            Opco is properly classified as a partnership for U.S. federal Income Tax purposes, and has never been classified as an association taxable as a corporation.

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6.12        Environmental Matters.

(a)            To Buyer Parties’ Knowledge, Buyer Parties are in material compliance with applicable Environmental Laws, which compliance includes the possession and maintenance of, and compliance in all material respects with, all material permits required under all Environmental Laws, and have been for the preceding five (5) years.

(b)            To Buyer Parties’ Knowledge, there are no environmental conditions that would reasonably be expected to result in the Buyer Parties incurring any material investigative, remedial or corrective obligations or other material liabilities under any Environmental Law, including OPA90 and CERCLA.

(c)            No Buyer Party has received any written notice from a Governmental Authority or Third Party that remains unresolved in any respect alleging the Buyer Party is in material violation of or materially liable under any Environmental Law or any permit issued pursuant to Environmental Law.

(d)            No Buyer Party is subject to any pending, or to the Knowledge of Buyer Parties, threatened in writing material Proceeding under any Environmental Law.

(e)            To Buyer Parties’ Knowledge, there has been no Release of any Constituents of Concern by any Buyer Party that would reasonably be expected to result in a material liability or material obligation pursuant to Environmental Law.

(f)            No Buyer Party is subject to any consent agreements, consent orders, decrees or judgments with any Governmental Authority requiring material corrective measures to address any actual or alleged violations of Environmental Law or requiring any material investigative, remedial or other corrective actions to address any Release of Constituents of Concern.

6.13        Form S-3 Eligibility.

As of the Execution Date, KRP is, and as of the Closing Date, KRP will be, eligible to register for resale by Seller under Form S-3 promulgated under the Securities Act the Common Units issuable upon exchange of the Opco Common Units and the Class B Units to be issued hereunder.

6.14        Brokers’ Fees.

No Buyer Party nor any of its respective Affiliates has entered into any Contract with any Person that would require the payment by Sellers or their respective Affiliates of any brokerage fee, finders’ fee, or other commission in connection with the transactions contemplated by this Agreement.

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6.15        Distribution Restrictions.

No Buyer Party nor any of its respective subsidiaries is currently prohibited, or as a result of the transactions contemplated by this Agreement, will be prohibited, directly or indirectly, from making distributions with respect to its equity securities, from repaying to a Buyer Party or any of its respective subsidiaries any loans or advances or from transferring any property or assets to a Buyer Party or any of its respective subsidiaries, except (a) such prohibitions mandated by the laws of KRP’s and each of its subsidiaries’ state of formation and the terms of KRP’s and each of its subsidiaries’ Organizational Documents and prohibitions contained in the Second Amended and Restated Credit Agreement, dated as of December 16, 2025, by and among KRP, each of the guarantors party thereto, the several lenders from time to time parties thereto and Citibank, N.A., as administrative agent (the “Buyer Credit Agreement”), (b) where such prohibition would not have a Buyer Material Adverse Effect and (c) as set forth in Schedule 5.15.

6.16        Securities Law Compliance.

Opco (a) is acquiring the Acquired Equity Interests for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Acquired Equity Interests and is able financially to bear the risks thereof and (c) understands that the Acquired Equity Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Acquired Equity Interests may be resold without registration under such Laws only in certain limited circumstances.

6.17        Exemptions from Securities Laws.

Provided that the representations made by the Sellers in Section 3.15 and Section 4.9 are true and accurate on the Closing Date, the issuance of Opco Common Units and Class B Units to the Sellers in accordance with the terms of this Agreement will be exempt from the registration requirements of the Securities Act, and no document will be required to be filed, no proceeding will be required to be taken and no permit, approval, consent or authorization will be required to be obtained by Buyer Parties under the Securities Act in connection with such issuance.

6.18        Sarbanes-Oxley.

KRP and, to KRP’s Knowledge, the directors or officers of KRP’s general partner, in their capacities as such, are in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

6.19        Investment Company Status.

Neither KRP nor any of its subsidiaries is, and immediately after the purchase of the Acquired Equity Interests hereunder, neither KRP nor any of its subsidiaries will be, an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

6.20        No Integration.

Neither KRP nor any of its Affiliates have, directly or indirectly through any agent, sold, offered for sale or solicited offers to buy in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Common Units hereunder in a manner that would require registration under the Securities Act.

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6.21        No Stabilization.

Neither KRP nor any of its Affiliates has taken, directly or indirectly, any action designed to, or that has constituted or that could reasonably be expected to, cause or result in the artificial stabilization or manipulation of the price of any security of KRP or to facilitate the sale or resale of its securities.

6.22        BUYER PARTIES’ INDEPENDENT INVESTIGATION; DISCLAIMER.

THE BUYER PARTIES AND THEIR RESPECTIVE REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY OIL AND GAS PROPERTIES AND THE BUSINESS, OPERATIONS AND FINANCIAL CONDITION OF THE ACQUIRED ENTITIES. THE BUYER PARTIES ARE (OR THEIR RESPECTIVE ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER PARTIES HAVE RELIED UPON THEIR OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 3, ARTICLE 4 AND ARTICLE 5 OF THIS AGREEMENT, as well as the special warranty of title in the Asset Assignments, AND BUYER PARTIES:

(a)            ACKNOWLEDGE AND AGREE THAT THEY HAVE NOT BEEN INDUCED BY AND HAVE NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLERS, THE ACQUIRED ENTITIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3, ARTICLE 4 AND ARTICLE 5 OF THIS AGREEMENT OR the special warranty of title in the Asset Assignments, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)            ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 3, ARTICLE 4 AND ARTICLE 5 OF THIS AGREEMENT AND the special warranty of title in the Asset Assignments, NONE OF SELLERS, THE ACQUIRED ENTITIES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE, AND EACH SUCH PERSON DISCLAIMS, ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER PARTIES OR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER PARTIES (INCLUDING THEIR DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER PARTIES (INCLUDING THEIR DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “SELLER DUE DILIGENCE INFORMATION”). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE 3, ARTICLE 4 AND ARTICLE 5 OF THIS AGREEMENT AND the special warranty of title in the Asset Assignments, BUYER PARTIES HAVE NOT RELIED ON THE SELLER DUE DILIGENCE INFORMATION FOR PURPOSES OF ENTERING INTO THIS AGREEMENT AND SELLERS AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO RESPONSIBILITY FOR ANY FAILURE OF SUCH SELLER DUE DILIGENCE INFORMATION TO BE TRUE OR CORRECT; AND

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(c)            ACKNOWLEDGE AND AGREE THAT (i) THE SELLER DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (ii) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER PARTIES ARE FAMILIAR WITH SUCH UNCERTAINTIES AND (iii) SUBJECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH HEREIN AND the special warranty of title in the Asset Assignments, BUYER PARTIES ARE TAKING FULL RESPONSIBILITY FOR MAKING THEIR OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO THEM AND ANY USE OF OR RELIANCE BY BUYER PARTIES ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT THEIR SOLE RISK.

Article 7
Covenants

7.1          Conduct of Each Seller’s Business.

(a)            Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 7.1 or (iii) for any actions required to be taken by a Seller pursuant to Law, between the Execution Date and the Closing, without the prior written consent of Buyer Parties, in each case which shall not be unreasonably withheld, conditioned, or delayed, each Seller shall (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of the Acquired Assets and the Acquired Equity Interests in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person.

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(b)            Restricted Activities. Without the prior written consent of Buyer Parties, which consent shall not be unreasonably withheld, conditioned or delayed (provided, that if Buyer Parties fail to reject in writing a request for consent from a Seller within five (5) Business Days of such Seller’s Notice requesting such consent, Buyer Parties shall be deemed to have provided such consent), between the Execution Date and the Closing,

(i)            No Asset Seller shall:

(A)            offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, any (1) Acquired Assets or (2) rights, warrants, commitments or options to acquire any Acquired Assets;

(B)            terminate (other than terminations based on the expiration without any affirmative action by such Seller or that do not result in any material liability to the Acquired Assets), cancel, materially amend or modify any Asset Seller Material Contract;

(C)            make or change any material Tax election with respect to the Acquired Assets, except as required by applicable Law; or

(D)            agree, whether in writing or otherwise, to do any of the foregoing.

(ii)            No Equity Seller shall offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in or otherwise subject to any Lien, any (A) Acquired Equity Interest or, (B) securities convertible into any Acquired Equity Interest or (C) rights, warrants, commitments or options to acquire any Acquired Equity Interest.

7.2          Conduct of Buyer Parties’ Business.

(a)            Operations before Closing. Except (i) as expressly provided in this Agreement, (ii) as set forth in Schedule 7.2, or (iii) for any actions required to be taken by the Buyer Parties pursuant to Law, without the prior written consent of Sellers holding at least a Supermajority Interest, in each case which shall not be unreasonably withheld, conditioned or delayed, between the Execution Date and the Closing, the Buyer Parties shall (y) operate in the Ordinary Course and (z) maintain the books of account and Records relating to the business of the Buyer Parties in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Buyer Parties.

(b)            Restricted Activities. Without the prior written consent of Sellers holding at least a Supermajority Interest, which consent shall not be unreasonably withheld, conditioned, or delayed (provided, that if such Sellers fail to reject in writing a request for consent from a Buyer Party within five (5) Business Days of such Buyer Party’s Notice requesting such consent, Sellers shall be deemed to have provided such consent), and except as expressly contemplated in this Agreement or as set forth in Schedule 7.2, between the Execution Date and the Closing, the Buyer Parties shall not:

(i)            amend their Organizational Documents in a manner that would have an adverse effect on the rights, preferences or privileges of the Common Units or the Opco Common Units;

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(ii)           adopt, enter into, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)          change their accounting methods, policies, or practices, except as required by applicable Law as concurred to by its independent auditors and notice of which is given in writing by Buyer Parties to Sellers;

(iv)          offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, or authorize or propose to offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any Lien, any (A) equity interests in, the Buyer Parties or their subsidiaries, (B) securities convertible into any equity interests in the Buyer Parties or their subsidiaries or (C) rights, warrants, commitments or options to acquire any equity interests in, the Buyer Parties or their subsidiaries, in each case other than in connection with the Buyer Credit Agreement or among wholly owned subsidiaries of either Buyer Party;

(v)           (A) except in connection with the Buyer Parties’ regularly scheduled quarterly cash distributions and other cash dividends or distributions between KRP and its subsidiaries in connection therewith, declare, set aside or pay any dividends on, or make any other distribution in respect of any of the Buyer Parties’ or their subsidiaries’ equity interests (whether in the form of stock or property or any combination thereof), (B) adjust, split, combine or reclassify any equity interests in the Buyer Parties or their subsidiaries or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity interests in the Buyer Parties or their subsidiaries;

(vi)          enter into any new line of business;

(vii)         incur any Indebtedness for Borrowed Money (other than in the Ordinary Course, including to fund all or any portion of the Adjusted Cash Purchase Price, and as otherwise permitted pursuant to the Buyer Credit Agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Buyer Parties or their subsidiaries, in each case other than among wholly owned subsidiaries of either Buyer Party;

(viii)        enter into or modify or permit any of its subsidiaries to enter into or modify the terms of any transaction with an Affiliate of a Buyer Party or its subsidiaries or terminate any such arrangement (other than arrangements between a Buyer Party and any wholly owned subsidiaries thereof);

(ix)           make or change any material Tax elections with respect to the assets of the Buyer Parties, except as required by applicable Law; or

(x)            agree, whether in writing or otherwise, to do any of the foregoing.

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(c)           Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.2 shall restrict or otherwise prohibit Buyer Parties or their subsidiaries from acquiring, directly or indirectly, any oil and gas mineral or royalty assets or businesses.

(d)           Buyer Parties shall not be in breach of Sections 7.2(a) or 7.2(b) for any action taken without the prior affirmative recommendation or approval of the Conflicts Committee.

7.3          Access.

(a)            General. To the extent related to the Acquired Assets, Acquired Entity Assets or the Acquired Equity Interests, from and after the Execution Date until the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 7.3 and obtaining any required consents of Third Parties (which consents Sellers shall use commercially reasonable efforts to obtain; provided, that Sellers shall not be required to make any payments therefor), Sellers shall provide Buyer Parties and Buyer Parties’ Representatives access to the Records that are in such Seller’s or its Affiliate’s possession or control at such time (the “Assessment”); provided, however, such access shall not materially interfere with an Acquired Entity’s ownership of its Acquired Entity Assets or an Asset Seller’s ownership of its Acquired Assets, in each case in the Ordinary Course. Any Assessment conducted by Buyer Parties or on behalf of Buyer Parties hereunder shall be conducted at Buyer Parties’ sole cost, risk and expense and any conclusions resulting from any such Assessment shall be deemed to result solely from Buyer Parties’ own independent review and judgment. Subject to the express representations and warranties contained in Article 3, Article 4 or Article 5, Sellers shall not be deemed by Buyer Parties’ receipt of the Records in connection with any Assessment to have made any representation or warranty, express, implied or statutory, as to the Acquired Assets or the Acquired Equity Interests or the accuracy of such Records or the information contained therein.

(b)           Confidentiality. All information obtained by and access granted to Buyer Parties and their Representatives under this Section 7.3 shall be subject to the terms of Section 7.9.

(c)            Contact with Business Relations. Prior to the Closing, Buyer Parties and Buyer Parties’ Representatives shall contact and communicate with the business relations of the Sellers and their Affiliates in connection with the transactions contemplated hereby only with the prior written consent of the applicable Seller, such consent not to be unreasonably withheld. Upon request by Buyer Parties, to the extent such consent is granted, Sellers shall use commercially reasonable efforts to facilitate communications between Buyer Parties and the employees, customers, suppliers and other business relations of Sellers.

7.4          Books and Records.

No later than thirty (30) days after Closing, Sellers shall deliver to Buyer Parties all Records that are in possession of Sellers, except for the Excluded Records. From and after the Closing Date, subject to Section 7.9, Sellers may (at such Seller’s sole cost and expense) retain a copy of any or all of the Seller Due Diligence Information and all other books and records relating to the business or operations of the Acquired Assets or the Acquired Equity Interests on or before the Closing Date that are required by such Seller to comply with legal obligations or that relate to the Excluded Assets.

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7.5          Further Assurances.

Subject to the terms and conditions of this Agreement, each Party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. Following the Closing, Sellers agree to and Buyer Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof, including any instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. If any of the Company Oil and Gas Properties or Excluded Assets (or exclusions thereto) are incorrectly or incompletely described herein, in the Asset Assignment or in any other Transaction Documents, the Parties agree to work together in good faith to correct such incorrect or incomplete description.

7.6          Publicity.

All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer Parties and Sellers; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations under applicable securities or other Laws or under the rules of any stock or commodities exchange after consultation with the other Party; provided, further, that nothing in this Section 7.6 will preclude (a) any Party, their Affiliates or their Representatives from making any “tombstone” or similar advertisement that does not state any Unadjusted Purchase Price or Adjusted Cash Purchase Price, any component thereof, or the manner of its determination with the prior written consent of Buyer Parties or Sellers, which consent will not be unreasonably conditioned, delayed, or withheld, (b) any Party from discussing (on a confidential basis) the return on any underlying investment with respect to the Acquired Assets and Acquired Equity Interests and the acquisition or disposition of the Acquired Assets and Acquired Equity Interests in connection with legitimate fundraising activities or fund performance reporting to current or prospective investors, lenders, or partners post-Closing, or (c) any Party from communicating with its employees on a confidential basis.

7.7          Fees and Expenses; Transfer Taxes.

(a)            Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

(b)            Buyer Parties shall be responsible for, and shall indemnify and hold harmless Sellers against, any state or local transfer, sales (including bulk sales), use, real property transfer, controlling interest transfer, filing, value added, documentary, stamp, gross receipts, registration, conveyance, excise, recording, licensing, stock transfer stamps or other similar Taxes and fees arising out of or in connection with or attributable to the transactions contemplated by this Agreement (the “Transfer Taxes”). All Tax Returns with respect to Transfer Taxes incurred in connection with this Agreement or otherwise in connection with the transactions contemplated hereunder shall be timely filed by the Party responsible for such filing under applicable law. Buyer Parties and Sellers shall reasonably cooperate to reduce or eliminate any Transfer Taxes to the extent permitted by applicable Law.

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(c)            To the extent that the transactions contemplated under this Agreement are determined to involve a transfer of tangible personal property, Buyer Parties and Sellers acknowledge and agree that such transactions constitute a sale of an identifiable segment of a business for purposes of Section 151.304 of the Texas Tax Code.

7.8          Taxes.

(a)            Each Party shall be responsible for and bear its own Income Taxes. Each Seller shall be allocated, retain responsibility for, and shall bear, all Asset Taxes with respect to the Acquired Assets or the Acquired Entity Assets of such Seller for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. This Section 7.8 shall be applied separately with respect to each Seller and such Seller’s right, title and interest in and to the Acquired Assets or the Acquired Entity Assets being (directly or indirectly) conveyed by such Seller to Opco (or its designee) pursuant to this Agreement. All Asset Taxes arising with respect to periods on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer Parties. For purposes of allocation between the Parties of Asset Taxes for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (C)) shall be allocated based on severance or production occurring before the Effective Time (which shall be the applicable Seller’s responsibility) and from and after the Effective Time (which shall be Buyer Parties’ responsibility); (B) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A) or (C)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be the applicable Seller’s responsibility) and from and after the Effective Time (which shall be Buyer Parties’ responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs (which shall be the applicable Seller’s responsibility) and the portion of the Straddle Period beginning on the day on which the Effective Time occurs (which shall be Buyer Parties’ responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending on and including the day immediately prior to the day on which the Effective Time occurs and the portion of the Straddle Period beginning on the day on which the Effective Time occurs. To the extent the actual amount of any Asset Taxes described in this Section 7.8(a) is not determinable on the Closing Date or the Final Settlement Date, Buyer Parties and the applicable Seller shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.9. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 7.8(a), in each case without duplication.

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(b)            Except as required by applicable Law, each Seller shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed with respect to Asset Taxes imposed on the Acquired Assets of such Seller, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns, for all Tax periods that end before the Effective Time (regardless of when due) and any Straddle Period (in each case, in accordance with Section 7.8(a)) to the extent such Tax Returns are required to be filed before the Closing Date. Buyer Parties shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed with respect to Asset Taxes imposed on the Acquired Assets, and shall pay or cause to be paid all Asset Taxes with respect to such Tax Returns (in accordance with Section 7.8(a)), to the extent such Tax Returns are required to be filed on or after the Closing Date. Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Each Party shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Law. Each Party shall provide the other Party with a copy of any Tax Return relating to any Straddle Period for such other Party’s review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a reasonable period after the end of the relevant taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such taxable period), and the filing Party shall incorporate all reasonable comments of such other Party provided to such filing Party in advance of the due date for the filing of such Tax Return. The Parties agree that (x) this Section 7.8(b) is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes with respect thereto are paid to the applicable Governmental Authority, and (y) nothing in this Section 7.8(b) shall be interpreted as altering the manner in which Asset Taxes (other than any penalties, interest, or additions to tax attributable to any Party’s breach of its obligations under this Section 7.8(b) which shall be borne by the breaching Party) are allocated to and economically borne by the Parties in accordance with Section 7.8(a).

(c)            Buyer Parties and each Seller agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Acquired Assets, Acquired Equity Interests and Acquired Entity Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer Parties or such Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Acquired Assets, Acquired Equity Interests and Acquired Entity Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(d)            Without duplication of clause (a) or (b) of the definition of Excluded Assets, each Seller shall be entitled to any and all refunds of Asset Taxes allocated to such Seller pursuant to Section 7.8(a), and Buyer Parties shall be entitled to any and all refunds of Asset Taxes allocated to Buyer Parties pursuant to Section 7.8(a). If a Party receives a refund of Asset Taxes to which another Party is entitled pursuant to this Section 7.8(d), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

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(e)            Each Asset Seller and Buyer Parties shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a “qualified intermediary” within the meaning of Section 1.1031(k)-1(g)(4)(iii) of the Treasury Regulations (“Qualified Intermediary”) or an “exchange accommodation titleholder” within the meaning of Rev. Proc. 2000-37, 2000-2 C.B. 308 (“Exchange Accommodation Titleholder”) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code; provided, that (i) the Closing shall not be delayed or affected by reason of such like-kind exchange or any actions taken by either such Asset Seller or Buyer Parties in connection with this Section 7.8(e), (ii) an assignment under this Section 6.8(e) shall not release any Party from its liabilities and obligations under this Agreement nor shall the consummation or accomplishment of such like-kind exchange be a condition to the Parties’ obligations under this Agreement; (iii) the non-assigning Party’s rights under this Agreement shall not be altered or diminished in any manner; (iv) the assigning Party shall indemnify, defend, and hold the Party that is not assigning harmless from all claims, damages, liabilities, costs and expenses (including, but not limited to reasonable legal fees and any additional Taxes, including Transfer Taxes) in connection with such like-kind exchange; and (v) no Party represents to any other that any particular tax treatment will be given to any Party as a result of any such assignment. In the event a Party assigns its rights under this Agreement pursuant to this Section 7.8(e), such Party agrees to notify the other Parties in writing of such assignment at or before Closing. If an Asset Seller assigns its rights under this Agreement for this purpose, Buyer Parties agree to (A) consent to such Asset Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (B) pay all or a portion of the Adjusted Purchase Price and any adjustments thereto into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer Parties assign their rights under this Agreement for this purpose, each Asset Seller agrees to (I) consent to Buyer Parties’ assignment of their rights in this Agreement in the form reasonably requested by Buyer Parties’ Qualified Intermediary or Exchange Accommodation Titleholder (but in no event will an Asset Seller be required to transfer the Acquired Assets in any form other than through a transfer of the Acquired Assets, and in no event will an Asset Seller be required to transfer the Acquired Assets to more than one transferee (i.e., all of the Acquired Assets will be transferred to a single transferee)), (II) accept all or a portion of the payments payable under this Agreement from the account designated by Buyer Parties’ Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (III) at Closing, subject to the limitations otherwise set forth herein, convey and assign directly to Buyer Parties’ Qualified Intermediary or Buyer Parties’ Exchange Accommodation Titleholder (as directed in writing) the Acquired Assets that are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof.

(f)            Buyer Parties shall use their commercially reasonable efforts to, after Closing, notify each operator of each Well associated with the Acquired Assets of the change of the employee identification number associated with the Acquired Assets.

(g)            Buyer Parties agree to give prompt written notice to Sellers, and will use commercially reasonable efforts to do so, within ten (10) days of the receipt of any written notice by Buyer Parties or any of its Affiliates that involves the assertion of any claim for Asset Taxes or the commencement of any proceeding or audit with respect to Taxes for which Sellers are responsible for or could have an indemnification obligation pursuant to this Agreement (each, a “Tax Claim”). The failure of Buyer Parties to provide timely notice of a Tax Claim shall not relieve any Seller of its indemnification obligations hereunder, except to the extent such Seller is materially prejudiced by such failure. The applicable Seller will, at its sole cost and expense, control the conduct, prosecution, settlement or compromise of any Tax Claim, provided that (i) the applicable Seller shall keep the Buyer Parties reasonably informed regarding the progress and substantive aspects of such Tax Claim, (ii) the Buyer Parties will be entitled to participate in such Tax Claim, at their sole cost and expense, and (iii) the applicable Seller will not settle any Tax Claim without the Buyer Parties’ prior written consent, not to be unreasonably withheld, conditioned or delayed. To the extent the provisions of Section 10.4 are inconsistent with this Section 7.8(g), this Section 7.8(g) shall control with respect to any Tax Claim.

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(h)            Without the prior written consent of Sellers (such consent not to be unreasonably withheld, conditioned or delayed) or except as required by applicable Law, Buyer Parties and their Affiliates will not (i) re-file, supplement or amend any Tax Returns, file any Tax Returns in a jurisdiction where Sellers have not historically filed Tax Returns, initiate discussions or examinations with any Tax authority, make any voluntary disclosures, make (inconsistent with past practice) or change any Tax election, or compromise or settle any Tax liability, in each case with respect to the Acquired Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date, or (ii) take any action on the Closing Date after the Closing (other than as contemplated by this Agreement) that is outside the ordinary course of business and inconsistent with past practice.

(i)            Any U.S. federal income Tax Return with respect to an Acquired Entity that is treated as a partnership for U.S. federal income tax purposes as of the Closing shall, to the extent permitted under the Organizational Documents of the Acquired Entities, include an election pursuant to Section 754 of the Code (and similar elections under applicable Law) if such election is not already in effect. At the Buyer Parties’ option, any Acquired Entity treated as a partnership for U.S. federal income tax purposes shall, to the extent permitted under the Organizational Documents of the Acquired Entities, and the parties hereto shall reasonably cooperate to cause the partnership representative of the applicable Acquired Entity to, elect the application of Section 6226 of the Code (and any similar provision of state or local applicable Law) with respect to any proposed adjustment resulting from any audit, examination or assessment of any Tax Return of the applicable Acquired Entity for any taxable period (or portion thereof) ending on or before the Closing Date.

(j)            All Tax sharing agreements or similar agreements between any Acquired Entity, on the one hand, and any Seller and/or any Affiliates of any Seller, on the other hand, shall be terminated prior to the Closing Date with no continuing liability thereunder on the part of any Acquired Entity.

7.9          Confidentiality.

(a)            Each Buyer Party acknowledges that, pursuant to its right of access to the Records, as set forth in Section 7.4, such Buyer Party will become privy to confidential and other information of Sellers and that such confidential information shall be held confidential by such Buyer Party and such Buyer Party’s Representatives in accordance with the terms of the Confidentiality Agreement and this Section 7.9. Notwithstanding anything to the contrary in this Agreement, upon Closing, all obligations of Buyer Parties under the terms of the Confidentiality Agreement shall terminate as related to the Acquired Assets and the Acquired Equity Interests.

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(b)            Subject to Section 7.6, for a period of one (1) year from and after the Closing Date, each Seller shall, and shall cause its Affiliates to, not make disclosure to Third Parties of any confidential or proprietary information relating to Buyer Parties or their respective Affiliates (including the Acquired Entities), except with the prior written consent of Buyer Parties or as required by, or requested pursuant to, applicable Law, regulation or legal, judicial or administrative process (including an audit or examination by a regulatory authority or self-regulatory organization), except to the extent that such information (i) is generally available to the public through no fault of such Seller or any of its Affiliates committed following Closing or (ii) is lawfully acquired by such Seller or any of its Affiliates from and after the Closing from sources which are not known to such Seller to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Buyer Parties or an Acquired Entity; provided, however, that (x) nothing shall prohibit such Seller or its Affiliates from using their knowledge or mental impressions of such information or their general knowledge of the industry or geographic area in the conduct of their respective businesses following the Closing, (y) such Seller and its Affiliates may discuss (on a confidential basis) the underlying investment with respect to the Acquired Assets or the Acquired Equity Interests, as applicable, and the acquisition or disposition of the Acquired Assets or the Acquired Equity Interests, as applicable, in connection with legitimate fundraising activities or fund performance reporting with current or prospective investors, lenders, or partners.

7.10        Notices to Transfer Agent.

Sellers and Buyer Parties shall provide the Transfer Agent with such notices, directions and instructions in accordance with the provisions of this Agreement.

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7.11        Assistance with Financial Statements and Other Matters.

(a)            From and after the Execution Date, each Seller shall use commercially reasonable efforts to direct its consultants, accountants, reserve engineers, employees, agents and representatives to, during customary business hours and provided that such efforts do not unreasonably interfere with the business operations of such Seller, cooperate with Buyer Parties and independent auditors chosen by Buyer Parties (“Buyer’s Auditor”) in connection with the Buyer Credit Agreement, any audit by Buyer’s Auditor of any financial statements of the Acquired Assets or Acquired Equity Interests or any reserve reports with respect to the Company Oil and Gas Properties, in each case, relating to the period prior to the Closing Date, or other actions that Buyer Parties or any of their Affiliates reasonably require to comply with the requirements under state and federal securities Laws (provided, that such requested cooperation does not unreasonably interfere with the ongoing business of such Seller or the Acquired Assets). Such cooperation will include (i) reasonable access to each Seller’s officers, managers, employees, consultants, agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, (ii) using commercially reasonable efforts to obtain the consent of the independent auditor(s) and reserve engineer(s) of such Seller that conducted any audit of such financial statements or prepared any reserve reports to be named as an expert in (A) any filings that may be made by KRP under the Securities Act or required by the Commission under securities Laws applicable to KRP or any report required to be filed by KRP under the Exchange Act in connection with the transactions contemplated by this Agreement or (B) any prospectus or offering memorandum for any equity or debt financing of KRP, (iii) providing information in connection with KRP’s preparation of responses to any inquiries by regulatory authorities relating to the foregoing financial statements and/or reserve reports, (iv) furnishing information to Buyer Parties or lenders under the Buyer Credit Agreement with respect to the Acquired Assets, the Acquired Equity Interests or such Seller (as applicable) as may be reasonably requested by Buyer Parties or such lender under the Buyer Credit Agreement, (v) providing information with respect to property descriptions of the Company Oil and Gas Properties necessary to execute and record a deed of trust for any financing activities (including under the Buyer Credit Agreement), (vi) executing and delivering any pledge and security documents, definitive financing documents or other certificates or documents to be effective from and after the Closing Date, or otherwise facilitate the pledging of collateral for delivery under the Buyer Credit Agreement, as reasonably requested by KRP, (vii) using commercially reasonable efforts to provide, at least ten (10) Business Days prior to the Closing, all documentation and other information about such Seller as is reasonably requested by KRP which relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT ACT, (viii) delivery of one or more customary representation letters from the applicable Seller(s) to Buyer’s Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit of those financial statements required pursuant to this Section; and (ix) using commercially reasonable efforts to cause the independent auditor(s) or reserve engineer(s) of the applicable Seller(s) that conducted any audit of such financial statements to provide customary “comfort letters” to any underwriter or purchaser in connection with any equity or debt financing of Buyer. Notwithstanding the foregoing, (x) nothing herein shall expand a Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Buyer Parties, its Affiliates, or any Third Party any rights to which it is not entitled hereunder, (y) nothing in this Section 7.11(a) shall require travel or the obligation to incur any out-of-pocket costs by any of the subject Persons in order to comply with the terms of this Section 7.11(a) and (z) Buyer Parties will make commercially reasonable efforts to minimize any disruption associated with the cooperation contemplated by such Persons hereby. In each case, such cooperation by each Seller pursuant to this Section 7.11(a) shall be at Buyer Parties’ written request with reasonable prior notice to such Seller, and no such cooperation by a Seller shall be required to the extent it could cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article 8 to fail to be satisfied or otherwise cause any breach of this Agreement. Nothing in this Section 7.11 or any action or inaction taken hereunder, shall excuse or waive Buyer Parties’ obligations to consummate the transactions in accordance with this Agreement. None of the Sellers nor any of the Seller Indemnified Parties shall have any liability or responsibility to Buyer Parties or any of their respective equity or debt financing sources with respect to the accuracy or completeness of any information delivered pursuant to this Section 7.11(a).

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(b)            Notwithstanding anything to the contrary herein, it is understood and agreed that: (i) each Seller’s cooperation pursuant to the provisions of this Section 7.11 shall be at Buyer Parties’ sole cost and expense, and on the Closing Date or following the termination of this Agreement, Buyer Parties shall promptly reimburse each Seller for all reasonable and documented out-of-pocket costs and expenses incurred by such Seller or its Affiliates in connection with such cooperation; (ii) Buyer Parties shall indemnify and hold harmless each Seller and each Seller Indemnified Party from and against any and all Losses by any such Persons suffered or incurred in connection with any Third-Party Claim arising out of or relating to any assistance or activities provided in connection therewith other than to the extent such Losses arise from gross negligence, willful misconduct or bad faith of such Seller or such Seller Indemnified Party; (iii) each Seller shall have the right (prior to Closing) to review any presentations or other material written information prepared by Buyer Parties or their Affiliates prior to the dissemination of such materials to potential investors, lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Authority); (iv) except to the extent disclosed to lenders (who shall hold such confidential information confidential), all non-public or otherwise confidential information regarding a Seller or the Acquired Assets or Acquired Equity Interests obtained by Buyer Parties or their representatives shall be kept confidential; (v) the assistance described in this Section 7.11 shall not require a Seller to take any action that such Seller reasonably believes could result in a violation of any material agreement or any confidentiality arrangement or the loss of any legal or other applicable privilege; (vi) no Seller shall be required to provide any information to Buyer Parties or any of their respective equity or debt financing sources or that is not then in such Seller’s or its Affiliates’ possession; and (vii) no Seller shall be required to deliver or cause the delivery of any legal opinions.

7.12        No Shop.

Until the earlier of the occurrence of Closing or the termination of this Agreement pursuant to Article 9:

(a)            Each Seller and its Affiliates shall, and shall direct each of their Representatives to, immediately cease any discussions or negotiations with, and terminate any data room access of, any Persons with respect to any Third-Party Acquisition or any proposal reasonably likely to lead to a Third-Party Acquisition. From the Execution Date until the Closing, each Seller shall not, and shall not authorize or permit any of its Affiliates or any of their respective Representatives to, and shall not resolve or propose to, directly or indirectly, solicit, participate in, encourage, facilitate, assist or initiate discussions, negotiations, inquiries, proposals or offers (including any proposal or offer to their shareholders) with or from or provide any non-public information to any Person or group of Persons concerning any Third-Party Acquisition or any inquiry, proposal or offer reasonably likely to lead to a Third-Party Acquisition.

(b)            Each Seller shall not, and shall cause its subsidiaries not to, enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or directly related to, or which is reasonably likely to lead to, a Third-Party Acquisition or any proposal for a Third-Party Acquisition.

(c)            For the purposes of this Agreement, “Third-Party Acquisition” shall mean the occurrence of any acquisition, directly or indirectly, in one or a series of related transactions, whether by sale, merger or otherwise, of all or any part of the Acquired Equity Interests or all or any portion of the Company Oil and Gas Properties.

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7.13        Lock-Up.

During the period beginning on the Closing Date and ending on the ninetieth (90th) day after the Closing Date (excluding the Closing Date for purposes of calculating such date) (the “Lock-Up Period”), no Seller will lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Opco Common Units or Class B Units issued hereunder to such Seller, whether any such transaction is to be settled by delivery of Common Units, Opco Common Units, Class B Units or other securities, in cash, or otherwise. In the interest of clarity, nothing in this Section 7.13 shall restrict any Seller from (x) utilizing customary hedging strategies that may involve the pledge of Common Units as collateral until such time as the Common Units are ultimately disposed on or after expiration of the Lock-Up Period, (y) enforcing its rights to require KRP to file a registration statement with respect to the Common Units in accordance with the Registration Rights Agreement and in compliance with the Securities Act or (z) transferring any Common Units or Opco Common Units pursuant to Section 2.9. Nothing in this Section 7.13 shall prohibit or limit the ability of any Seller to effect any transfer of Common Units (a) as a bona fide gift or gifts or any other similar transfer or distribution that does not involve a sale or other disposition for value, (b) to such Seller’s partners, members or stockholders as part of a dividend or distribution, (c) to any corporation, partnership or other entity that is an Affiliate of such Person, in each case of the foregoing clauses (a) through (c), so long as such transfer does not occur until after such Seller’s Common Units are included in a registration statement on Form S-3 that has been declared effective by the SEC and the transferee agrees in writing to be bound by all the terms of this Section 7.13, (d) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of Common Units or (e) pursuant to an order of a court or regulatory agency.

7.14        Additional Listing Application.

As promptly as practicable after the Execution Date, but in any event after taking into consideration the rules and regulations of the New York Stock Exchange with respect to the timing of the Additional Listing Application (as hereinafter defined) and the supporting documents required to accompany the Additional Listing Application, KRP shall submit to the New York Stock Exchange an additional listing application relating to the Common Units issuable upon exchange of the Opco Common Units and the Class B Units to be issued hereunder (the “Additional Listing Application”) and shall use its commercially reasonable efforts to secure the New York Stock Exchange’s approval of the Additional Listing Application, subject to official notice of issuance.

7.15        Several and Not Joint Obligations.

Notwithstanding anything to the contrary in this Agreement, each of the covenants of the Sellers contained herein are made severally as to such Seller only, and are not made jointly.

7.16        Conflicts Committee.

Unless otherwise expressly set forth in this Agreement, whenever a determination, approval, consent, waiver or agreement of the Buyer Parties, Kimbell Royalty GP, LLC or the Board of Directors of Kimbell Royalty GP, LLC is permitted or required pursuant to this Agreement, such determination, approval, consent, waiver or agreement must be approved, authorized or recommended by the Conflicts Committee.

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Article 8
Conditions to Closing

8.1          Conditions to Obligations of Buyer Parties to Closing.

The obligation of Buyer Parties to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Buyer Parties:

(a)            Representations, Warranties, and Covenants. (i) The representations and warranties of Sellers set forth in Sections 3.1, 3.2, 4.1, 4.2, 4.6 and 5.1 will be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Sellers made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Seller Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Seller Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(b)            Performance. Each Seller shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by such Person on or before the Closing.

(c)            No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)            Closing Deliverables. Buyer Parties shall have received the documents and certificates required under Sections 2.6(a), 2.6(b) and 2.6(c).

(e)            No Seller Material Adverse Effect. No Seller Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Seller Material Adverse Effect.

(f)            No Walk Right. Subject to Section 2.5, the Walk-Right Amounts shall not be, in the aggregate, more than the Walk-Right Threshold.

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8.2          Conditions to the Obligations of Sellers to Closing.

The obligation of each Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in whole or in part in writing exclusively by Sellers holding at least a Supermajority Interest:

(a)            Representations, Warranties, and Covenants. (i) The representations and warranties of Buyer Parties set forth in Sections 6.1, 6.2 and 6.4 will be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) all other representations and warranties of Buyer Parties made in this Agreement (other than representations and warranties described in clause (i) above) will be true and correct (disregarding all materiality and Buyer Material Adverse Effect qualifications contained herein) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or inaccuracies taken collectively (without giving effect to any limitation as to materiality and Buyer Material Adverse Effect qualifications contained herein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)            Performance. Buyer Parties shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer Parties on or before the Closing.

(c)            No Injunction. On the Closing Date, no provision of any applicable Law and no Order will be in effect that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Closing.

(d)            Closing Deliverables. Sellers shall have received the documents and certificates required under Section 2.6(d).

(e)            No Buyer Material Adverse Effect. No Buyer Material Adverse Effect shall have occurred nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Buyer Material Adverse Effect.

(f)            No Walk Right. Subject to Section 2.5, the Walk-Right Amounts shall not be, in the aggregate, more than the Walk-Right Threshold.

(g)            NYSE Approval. The Additional Listing Application shall have been approved and the Common Units issuable upon exchange of Opco Common Units and the Class B Units to be issued hereunder shall have been approved for listing on the New York Stock Exchange.

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Article 9
Termination

9.1          Termination.

Subject to Section 9.2, at any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)            by the mutual written consent of Buyer Parties and Sellers holding at least a Supermajority Interest;

(b)            by either Buyer Parties, on the one hand, or Sellers holding at least a Supermajority Interest, on the other hand, upon Notice to the other Party(ies), if the Closing has not been consummated by September 30, 2026; provided, however, that neither Buyer Parties nor any Seller will be entitled to terminate this Agreement pursuant to this Section 9.1(b) if such Person’s breach of any representation, warranty or covenant set forth in this Agreement has been the cause of the Closing failing to occur by such date;

(c)            by Buyer Parties, upon Notice to Sellers, if (i) there has been a breach by a Seller of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer Parties set forth in Sections 8.1(a) or 8.1(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by such Seller within thirty (30) days after Notice thereof from Buyer Parties (ii) Buyer Parties are ready, willing and able to perform all covenants to be performed by Buyer Parties at Closing and (iii) Buyer Parties are not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of a Seller set forth in Sections 8.2(a) or 8.2(b);

(d)            by Sellers holding at least a Supermajority Interest, upon Notice to Buyer Parties, if (i) there has been a breach by Buyer Parties of any representation, warranty or covenant contained in this Agreement that would prevent the satisfaction of any condition to the obligations of Sellers set forth in Sections 8.2(a) or 8.2(b) and, if such breach is of a character that is capable of being cured, such breach has not been cured by Buyer Parties within thirty (30) days after Notice thereof from such Sellers (ii) such Sellers are ready, willing and able to perform all covenants to be performed by such Person at Closing and (iii) such Sellers are not in breach of any representation, warranty or covenant set forth in this Agreement that would prevent the satisfaction of any condition to the obligations of Buyer Parties set forth in Sections 8.1(a) or 8.1(b);

(e)            subject to Section 2.5, by Sellers, on the one hand, or Buyer Parties, on the other hand, if the Walk-Right Amounts exceed the Walk-Right Threshold; or

(f)            by either Buyer Parties, on the one hand, or Sellers, on the other hand, upon Notice to the other Parties, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such injunction or other action shall have become final and non-appealable.

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9.2          Effect of Termination.

If a Party terminates this Agreement under Section 9.1, then such Party shall promptly give Notice to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become null and void and have no effect, except that the agreements contained in Article 1, this Article 9, Article 11, the provisions of Section 7.3, Section 7.6 and Section 7.7 shall survive termination hereof. No termination of this Agreement pursuant to Section 9.1 and nothing contained in this Section 9.2 shall relieve any Party to this Agreement of liability for willful breach of this Agreement occurring prior to any termination, or for willful breach of any provision of this Agreement that specifically survives termination hereunder.

9.3          Remedies for Termination.

(a)            If Sellers have the right to terminate this Agreement pursuant to Section 9.1(d), then Sellers shall be entitled to either (i) terminate this Agreement or (ii) in lieu of terminating this Agreement, seek all remedies available at law or in equity, including specific performance. In the event Sellers seek specific performance in accordance with the preceding sentence and specific performance is not granted, Sellers shall have the right to terminate this Agreement and seek all remedies available at law. If Sellers terminate this Agreement as described in this Section 9.3(a), upon such termination, Sellers shall be free immediately to enjoy all rights of ownership of the Acquired Assets or the Acquired Equity Interests, as applicable, and to sell, transfer, encumber or otherwise dispose of the Acquired Assets or the Acquired Equity Interests, as applicable, to any Person without any restriction under this Agreement. Buyer Parties waive any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Sellers and Buyer Parties agree not to challenge any such equitable relief sought in accordance with this Section 9.3(a).

(b)            If Buyer Parties have the right to terminate this Agreement pursuant to Section 9.1(c), then Buyer Parties shall be entitled to (i) terminate this Agreement or (ii) in lieu of terminating this Agreement, seek all remedies available at law or in equity, including specific performance. In the event Buyer Parties seek specific performance in accordance with the preceding sentence and specific performance is not granted, Buyer Parties shall have the right to terminate this Agreement and seek all remedies available at law. Each Seller waives any requirement for the posting of a bond, or showing of irreparable injury, in connection with any equitable relief hereunder in favor of Buyer Parties and each Seller agrees not to challenge any such equitable relief sought in accordance with this Section 9.3(b).

(c)            If this Agreement terminates for reasons other than those set forth in Sections 9.3(a) or 9.3(b), then (i) the Parties shall have no liability or obligation hereunder as a result of such termination, and (ii) Sellers shall be free immediately to enjoy all rights of ownership of the Acquired Assets or the Acquired Equity Interests, as applicable, and to sell, transfer, encumber or otherwise dispose of the Acquired Assets or the Acquired Equity Interests, as applicable, to any Person without any restriction under this Agreement.

(d)            Upon termination of this Agreement, (i) each Party shall return to the other Party or destroy (at the receiving Party’s option and expense) all confidential information furnished by or on behalf of a Party in connection with its due diligence investigation of the Acquired Assets or the Acquired Equity Interests, as applicable, or Buyer Parties (as applicable) and (ii) an officer of the receiving Party shall promptly certify the receiving Party’s compliance with preceding clause (i) to the disclosing Party in writing.

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Article 10
Indemnification

10.1        Survival of Representations, Warranties and Covenants.

All representations and warranties set forth in this Agreement (and in each case the corresponding representations and warranties given in the certificates delivered at Closing pursuant to this Agreement) shall survive the Closing until the date that is one (1) year after the Closing Date. All covenants and agreements of the Parties contained herein shall terminate (a) upon the Closing, if performance is solely required prior to or concurrently with the Closing and (b) upon the expiration by their terms of the obligations of the applicable Party under such covenant or agreement, if performance is required in the period from and after the Closing; provided, that the covenants contained in Section 7.1 and Section 7.2 shall survive the Closing until the date that is one hundred eighty (180) days after the Closing Date. Representations, warranties, covenants and agreements shall terminate and be of no further force and effect after the respective date of their expiration, after which time no claim may be asserted thereunder by any Person, provided, that notwithstanding the limitations set forth in the two preceding sentences, with respect to any specific claim for indemnification hereunder delivered to the applicable Party in accordance with the terms hereof on or before the expiration of such survival period, such claim and the applicable Party’s obligation with respect thereto shall survive until resolved pursuant to the terms hereof.

10.2        Indemnification in Favor of Buyer Parties.

(a)            Subject to the other terms of this Article 10, from and after the Closing Date, each Seller, severally and not jointly, shall indemnify, defend and hold harmless each Buyer Party, its Affiliates including from and after the Closing the Acquired Entities, and its and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Buyer Indemnified Parties”), from, against and in respect of any and all Losses suffered or incurred by any of the Buyer Indemnified Parties or to which any of the Buyer Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)            any inaccuracy or breach of any representation or warranty made by such Seller in Article 3, Article 4 or Article 5, as applicable, or in the certificate delivered by such Seller pursuant to Section 2.6(c)(ii);

(ii)           any failure or breach of any covenant, agreement or undertaking made by such Seller in this Agreement;

(iii)          Seller Taxes; and

(iv)          with respect to each Asset Seller, any of such Asset Seller’s Retained Liabilities.

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(b)            “Losses” means, subject to Section 10.11, any and all liabilities, damages, fines, penalties, losses, costs, expenses, Taxes, claims, awards or judgments actually incurred, involving or otherwise suffered by any Indemnified Party arising out of or resulting from the indemnified matter, including reasonable out of pocket fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation of such matters, and the costs of enforcement of the indemnity.

(c)            The Losses of the Buyer Indemnified Parties described in this Section 10.2 as to which the Buyer Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as the “Buyer Losses.”

(d)            Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 10.2, the amount of Losses in respect of any breach of a representation or warranty (excluding any reference to “Material” in the term “Asset Seller Material Contract” and “Equity Seller Material Contract”) shall be determined without regard to any limitation or qualification as to materiality or Seller Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

10.3        Indemnification Obligations of Buyer Parties.

(a)            Subject to the other terms of this Article 10, from and after the Closing Date, the Buyer Parties shall indemnify, defend and hold harmless Sellers, their Affiliates, and their respective officers, directors, employees, consultants, advisors, representatives and agents (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses suffered or incurred by any of the Seller Indemnified Parties or to which any of the Seller Indemnified Parties may otherwise become subject (regardless of whether or not such Losses related to any Third-Party Claim) arising out of or resulting from:

(i)            any inaccuracy or breach of any representation or warranty made by the Buyer Parties in Article 6 or in the certificate delivered by Buyer Parties pursuant to Section 2.6(d)(i);

(ii)           any failure or breach of any covenant, agreement or undertaking made by the Buyer Parties in this Agreement;

(iii)          Taxes allocable to Buyer Parties under Section 7.8(a) (taking into account, and without duplication of, any such Taxes effectively borne by Buyer Parties as a result of the adjustments under Section 2.2); or

(iv)          with respect to each Asset Seller, any of the Assumed Liabilities.

(b)            The Losses of Seller Indemnified Parties described in this Section 10.3 as to which the Seller Indemnified Parties are entitled to indemnification hereunder are hereinafter collectively referred to as “Seller Losses.”

(c)            Notwithstanding anything in this Agreement to the contrary, for purposes of this Section 10.3, the amount of Losses in respect of any breach of a representation or warranty (excluding Section 6.10) shall be determined without regard to any limitation or qualification as to materiality or Buyer Material Adverse Effect (which instead will be read as any adverse effect or change) set forth in such representation or warranty.

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10.4        Indemnification Procedure.

(a)            Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (hereinafter collectively referred to as an “Indemnified Party”) of notice by a Third Party (including any Governmental Authority) of any claim for Losses or the commencement of a Proceeding or audit with respect to which such Indemnified Party may be entitled to receive payment hereunder for any Buyer Losses or any Seller Losses (as the case may be), such Indemnified Party will notify Buyer Parties or such applicable Seller, as the case may be (in such capacity, Buyer Parties or such applicable Seller is hereinafter referred to as an “Indemnifying Party”) of such claim, Proceeding or audit; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement except to the extent, and only to the extent, that such failure materially prejudices the Indemnifying Party. The Indemnifying Party will have the right, at its sole expense, upon written notice delivered to the Indemnified Party within fifteen (15) days after receiving such notice, to assume the defense of such Proceeding with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to (i) assume the defense of the Proceeding on the terms provided above or to prosecute such defense in good faith or (ii) employ counsel reasonably satisfactory to the Indemnified Party, in any case within such fifteen (15) day period, then such Indemnified Party may employ counsel to represent or defend it in any such Proceeding and the Indemnifying Party will (subject to the other terms and provisions of this Agreement) pay the reasonable fees and disbursements of such counsel as incurred. In any Proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Proceeding, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use commercially reasonable efforts to (x) diligently conduct the defense of any Proceeding for which it is maintaining the defense, (y) keep the Indemnified Party or the Indemnifying Party, as the case may be, reasonably apprised of the status of the defense of any Proceeding the defense of which they are maintaining and (z) cooperate in good faith with each other with respect to the defense of any such Proceeding; provided, that the Indemnified Party shall not be required to bring counter-claims or cross-claims against any Person.

(b)            No Indemnified Party may settle or compromise any claim or Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent (i) includes an unconditional release of the Indemnifying Party from all liability arising out of such Proceeding, (ii) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnifying Party and (iii) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnifying Party or any of the Indemnifying Party’s Affiliates. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Proceeding or consent to the entry of any judgment with respect to which indemnification is being sought hereunder that (A) does not result in a final, non-appealable, resolution of the Indemnified Party’s liability with respect to the Proceeding (including, in the case of a settlement, an unconditional written release of the Indemnified Party from all further liability in respect of such Proceeding) or (B) may adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), which consent shall not be unreasonably withheld, conditioned or delayed.

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(c)            A claim for indemnification by an Indemnified Party for any matter not involving a Proceeding by a Third Party may be asserted by Buyer Parties (on behalf of the Buyer Indemnified Parties) or a Seller (on behalf of the Seller Indemnified Parties), as applicable, by written notice to the Indemnifying Party from whom indemnification is sought. Such notice will specify with reasonable specificity the basis for such claim. The Indemnifying Party shall have thirty (30) days from its receipt of the notice to (i) cure the Losses complained of, (ii) admit its liability for such Losses or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the amount of such Losses shall conclusively be deemed disputed by the Indemnifying Party hereunder. If the Indemnifying Party notifies the Indemnified Party within such thirty (30) day period that it disputes the claim for such Losses, then the Indemnified Party may continue to seek remedies available to it on the terms and subject to the provisions of this Agreement.

10.5       Calculation, Timing, Manner and Characterization of Indemnification Payments; Indemnity Units.

(a)            Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when Losses with respect thereto are incurred by the Indemnified Party and within fifteen (15) Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within fifteen (15) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article 10 (whether because the Indemnifying Party admits or acknowledges liability or otherwise) or (ii) if disputed, the date of a Final Determination of the Indemnifying Party’s liability to the Indemnified Party under this Agreement.

(b)            Once a payment is owed and payable as set forth in Section 10.5(a), in circumstances where amounts are owing to any Buyer Indemnified Party from a Seller in accordance with this Agreement, then Buyer Parties and such Seller shall execute a Joint Instruction Letter to instruct the Transfer Agent to release to the Buyer Indemnified Party Indemnity Units with a total value equal to the amount to be so released (valuing such Indemnity Units at the Per Unit Value). Notwithstanding anything herein to the contrary, no fractional Opco Common Units and Class B Units shall be released and, to the extent that any such fractional units would be required to be so released but for this sentence, such fractional units shall be rounded up or down to the nearest whole number of the applicable Opco Common Units and Class B Units.

(c)            Indemnity Unit Release.

(i)            On the date that is one hundred eighty (180) days after the Closing Date (such date, the “First Release Date”), an amount equal to one-half (1/2) of the balance of the Indemnity Units being held by Transfer Agent, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 10 with respect to a particular Seller, to the extent such amount exceeds that amount of Indemnity Units to be released pursuant to this Section 10.5(c)(i) (to the extent such claims, if any, remain unresolved), shall be released to the applicable Sellers. Such applicable Sellers and Buyer Parties shall promptly (but in any event within five (5) Business Days of the First Release Date) execute a Joint Instruction Letter to instruct the Transfer Agent to transfer to such Sellers such amount to be released under this Section 10.5(c)(i) through Indemnity Units with a total value equal to the amount to be so released (valuing such Indemnity Units at the Per Unit Value).

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(ii)            On the one (1) year anniversary of the Closing Date (such date, the “Second Release Date”), an amount equal to the balance of the Indemnity Units being held by Transfer Agent, minus the aggregate amount, if any, which any Buyer Indemnified Party has claimed under this Article 10 with respect to a particular Seller (to the extent such claims, if any, remain unresolved) shall be released to the applicable Sellers. Such applicable Sellers and Buyer Parties shall promptly (but in any event within five (5) Business Days of the Second Release Date) execute a Joint Instruction Letter to instruct the Transfer Agent to release to such Sellers such amount to be released under this Section 10.5(c)(ii) through Indemnity Units with a total value equal to the amount to be so released (valuing such Indemnity Units at the Per Unit Value).

(iii)            Upon the resolution of all such outstanding claims described in the first sentence of Section 10.5(c)(i), each applicable Seller and Buyer Parties shall promptly (but in any event within five (5) Business Days of such resolution) execute a Joint Instruction Letter to instruct the Transfer Agent to release to such Seller all Indemnity Units attributable to such Seller to an account or accounts designated by such Seller pursuant to the Joint Instruction Letter.

10.6        Limits of Liability.

(a)            Notwithstanding anything to the contrary set forth herein, Buyer Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 10.2(a)(i) for any individual Buyer Loss or series of related Buyer Losses (i) unless the amount of each such Buyer Loss or series of related Buyer Losses exceeds one hundred thousand Dollars ($100,000), and (ii) then only to the extent that all such Buyer Losses or series of related Buyer Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Seller Cap in the aggregate; provided, however, that (A) the foregoing limitation shall not apply to any Buyer Losses under Section 10.2(a)(iii) or any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Seller Fundamental Representations or the Special Warranty of Title, and (B) Buyer Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 10.2(a)(i) with respect to the Special Warranty of Title or a claim under the special warranty of title in the Asset Assignments, in each case of this clause (B), to the extent any individual Buyer Loss or series of related Buyer Losses exceed the Allocated Value of the affected Company Oil and Gas Property. In no event shall a Seller be liable for any Buyer Losses (when taken together with all other Buyer Losses indemnifiable in accordance with the terms of this Section 10.6) in excess of such Seller’s Unadjusted Purchase Price.

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(b)            Notwithstanding anything to the contrary set forth herein with respect to a particular Seller or its Seller Indemnified Parties, such Seller or its Seller Indemnified Parties shall not be entitled to recover on a claim for indemnification under Section 10.3(a)(i), or for any individual Seller Loss or series of related Seller Losses (i) unless the amount of each such Seller Loss or series of related Seller Losses exceeds one hundred thousand Dollars ($100,000), and (ii) then only to the extent that all such Seller Losses or series of related Seller Losses that meet the requirements of the preceding clause (i) in the aggregate (x) exceed the Indemnity Deductible and (y) do not exceed the Buyer Cap in the aggregate; provided, however, that the foregoing limitation shall not apply to any Seller Losses under Section 10.3(a)(iii) or any claim for indemnification with respect to any inaccuracy or breach (or deemed inaccuracy or breach) of the Buyer Fundamental Representations. In no event shall Buyer Parties be liable for any Seller Losses with respect to a particular Seller or its Seller Indemnified Parties (when taken together with all other Seller Losses indemnifiable in accordance with the terms of this Section 10.6) in excess of such Seller’s Unadjusted Purchase Price.

10.7        Sole and Exclusive Remedy.

(a)            From and after the Closing, except for the special warranty of title in the Asset Assignments, the remedies set forth in this Article 10 and Section 11.9 shall, except with respect to claims or causes of action arising from Fraud, provide the sole and exclusive remedies arising out of, in connection with, relating to or arising under this Agreement, any certificate (including the certificates delivered at Closing by Buyer Parties and Seller pursuant to Section 2.6(c)(ii) and Section 2.6(d)(i), respectively) or instrument delivered pursuant hereto, including any and all liabilities or obligations related to environmental matters or liabilities or violations of Environmental Laws or releases of any Constituents of Concern, whether based on statute, contract, tort, strict liability, other laws or otherwise, including any breach or alleged breach of any representation, warranty, covenant or agreement made herein. The Parties acknowledge and agree that, except with respect to claims or causes of action arising from Fraud, from and after the Closing the remedies available in this Article 10 supersede (and each Party waives and releases) any other remedies available at law or in equity against the other Parties including rights of rescission, rights of contribution and claims arising under applicable statutes.

(b)            Buyer Parties, on behalf of themselves and all other Buyer Indemnified Parties, further acknowledge and agree that, after the Closing, except with respect to claims or causes of action arising from Fraud or as otherwise contemplated in Section 10.6(a), the Indemnity Units then held by the Transfer Agent shall be the sole and exclusive source for satisfaction of any claims by or on behalf of any Buyer Indemnified Party arising under Section 10.2(a)(i).

10.8        Compliance with Express Negligence Rule.

ALL RELEASES, LIMITATIONS ON LIABILITY AND INDEMNITIES CONTAINED IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE 10, SHALL APPLY IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

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10.9        Insurance Proceeds.

The Buyer Losses and Seller Losses giving rise to any claim hereunder shall be reduced by any insurance proceeds or other payments actually received by the Indemnified Party (less the amount of any deductible paid or costs incurred by such Indemnified Party in connection therewith) in satisfaction of any Losses giving rise to the claim. Buyer Parties shall use commercially reasonable efforts to recover under insurance policies or under other rights of recovery for Losses; provided, however, that Buyer Parties shall be entitled to seek payment (including indemnification) under this Agreement pending resolution of any such recovery efforts.

10.10     Tax Treatment of Indemnity Payments.

For U.S. federal Income Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Unadjusted Purchase Price unless a final and non-appealable determination by an appropriate Governmental Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise.

10.11     Damages Waiver.

No Indemnifying Party shall have any liability under this Article 10 to any Indemnified Party for indirect, consequential, punitive or exemplary damages or damages for lost profits, loss of revenue or diminution of value, except to the extent of reimbursement of such damages actually recovered by a Third Party from such Indemnified Party.

10.12     No Duplication.

Notwithstanding anything to the contrary in this Agreement, there shall be no duplication among the Retained Liabilities, Seller Taxes, Purchase Price Adjustments, the rights and obligations of the Parties under Section 2.11, and Sellers’ obligations to indemnify the Buyer Indemnified Parties.

Article 11
Other Provisions

11.1        Notices.

All notices, requests, demands and other communications (“Notices”) required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by email, then upon the earlier of (i) a reply by the intended recipient whether by email or otherwise; provided that such intended recipient shall have an affirmative duty to reply promptly upon receipt if received during business hours; and provided further, that an automated response from the email account or server of the intended recipient shall not constitute an affirmative reply or (ii) on the first (1st) Business Day after transmission (and sender shall bear the burden of proof of delivery); or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such Notices and communication shall be as follows:

If to Buyer Parties, to:

(a)            c/o Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: Robert@kimbellrp.com

Attention: Robert D. Ravnaas

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with a copy to:

White & Case LLP

609 Main Street, Suite 2900

Houston, TX 77002

Email: Jason.rocha@whitecase.com and jteahen@whitecase.com

Attention:	Jason A. Rocha
Joshua Teahen

and

Kelly Hart & Hallman LLP

201 Main Street #2500

Fort Worth, TX 76102

Email: drew.neal@kellyhart.com

Attention:	Drew Neal

(b)           Conflicts Committee of the Board of Directors of

Kimbell Royalty GP, LLC

777 Taylor Street, Suite 810

Fort Worth, TX 76102

Email: badams.jabb@gmail.com

Attention: Bill Adams

with a copy to:

Potter Anderson & Corroon, LLP

1313 N Market Street

Wilmington, DE 19801

Email: aronan@potteranderson.com

Attention: Alyssa K. Ronan

If to a Seller, to the applicable address set forth on Exhibit A hereto.

with a copy to:

Mayer Brown LLP

700 Louisiana Street, Suite 3400

Houston, TX 77002

Email: jdobbs@mayerbrown.com

Attention: Jeff M. Dobbs

or to such other address or addresses as the Parties may from time to time designate in writing.

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11.2        Assignment.

No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, that no Seller’s consent shall be required for any Buyer Party to assign this Agreement and its rights and obligations hereunder to an Affiliate of such Buyer Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Notwithstanding any assignment of this Agreement or any part hereof, no such assignment shall operate to release or discharge the assigning Party from any of its liabilities or obligations hereunder, and the assigning Party shall remain jointly and severally liable for the performance of all such obligations (including any obligations that arise or accrue following such assignment).

11.3       Rights of Third Parties.

Subject to Sections 10.2, 10.3, and 11.11, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

11.4       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile electronic transmittal (PDF) copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.5       Entire Agreement.

This Agreement (together with the Disclosure Schedules, the Transaction Documents and exhibits to this Agreement) constitutes the entire agreement among the Parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. In the event any provision of any other Transaction Document shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

11.6       Disclosure Schedules.

Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Sellers or Buyer Parties, as applicable, in and of itself, that such information is material to or outside the Ordinary Course of any Person or required to be disclosed on the Disclosure Schedules. Each disclosure in the Disclosure Schedules shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is reasonably apparent.

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11.7       Amendments.

This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party; provided, however, that Buyer Parties shall not enter into any such amendment, modification or waiver without the consent or approval of the Conflicts Committee.

11.8       Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

11.9       Specific Performance.

The Parties acknowledge and agree (a) that each Party would be irreparably harmed by a breach by the other Party of any of such other Party’s obligations under this Agreement and that the Parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) that the non-breaching Party shall be entitled to injunctive relief, specific performance, and other equitable remedies against the breaching Party to enforce the performance by the breaching Party of its obligations under this Agreement (this being in addition to any other remedy to which the non-breaching Party may be entitled at law or in equity), and the Parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies. Accordingly, each Party waives (i) any defenses in any action for specific performance pursuant to this Agreement that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

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11.10     Governing Law; Forum; Jurisdiction; Jury Waiver.

(a)            Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles that would require the application of the Laws of another jurisdiction; provided that any matters relating to real property shall be governed by the laws of the State where such real property is located.

(b)            Forum. The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties arising out of this Agreement or the transactions contemplated hereby shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over such matter, any state or federal court within the State of Delaware. Each of the Parties hereto irrevocably submits to the personal jurisdiction of such courts in respect of any legal proceeding arising out of or related to this Agreement and agrees not to assert, as a defense in any proceeding arising out of or related to this Agreement, that it is not subject to the jurisdiction of such courts or that such proceeding is brought in an inconvenient forum. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above-specified courts. The Parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c)            Jurisdiction. To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement, and (ii) submits to the personal jurisdiction of any court described in Section 11.10(b).

(d)            JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR CLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

11.11     No Recourse.

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties in their capacities as such and, except to the extent otherwise provided herein, no former, current or future equity holders, controlling Persons, directors, officers, employees, agents or Affiliates of any Party hereto or any former, current or future, direct or indirect, equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

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11.12     Legal Representation.

Following the Closing, Mayer Brown LLP (“Mayer Brown”) may serve as counsel to each Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, notwithstanding such representation or any continued representation of any other Person, and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent each Seller and its Non-Recourse Parties shall be solely that of Mayer Brown. Any privilege attaching as a result of Mayer Brown representing each Seller or any of its Affiliates in connection with this Agreement shall survive the Closing and shall remain in effect; provided, that such privilege from and after the Closing shall be assigned to and controlled by such Seller; provided, further, that in the event that any dispute arises after the Closing between Buyer Parties, on the one hand, and any party other than the Parties or any of their respective Non-Recourse Parties, on the other hand, then Buyer Parties may assert such privilege to prevent the disclosure of any Privileged Communications by Mayer Brown to such third party. In furtherance of the foregoing, each of the Parties agrees to take the steps necessary to ensure that any privilege attaching as a result of Mayer Brown representing each Seller in connection with this Agreement shall survive the Closing, remain in effect and be assigned to and controlled by such Seller. As to any privileged attorney client communications between Mayer Brown and each Seller prior to the Closing Date (collectively, the “Privileged Communications”), Buyer Parties, together with any of their Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing. Notwithstanding the foregoing, nothing herein shall be construed as a waiver by any Seller of the attorney-client privilege or the obligations of confidentiality owed by Mayer Brown to Sellers with respect to matters not regarding this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER PARTIES:

Kimbell Royalty PARTNERS, LP

By: Kimbell Royalty GP, LLC
Its: General Partner

By:	/s/ Matthew S. Daly
Name: Matthew S. Daly
Title: Chief Operating Officer

Kimbell Royalty OPERATING, LLC

By:	/s/ Matthew S. Daly
Name: Matthew S. Daly
Title: Chief Operating Officer

Kimbell Royalty HOLDINGS, LLC

By:	/s/ Matthew S. Daly
Name: Matthew S. Daly
Title: Chief Operating Officer

Kimbell intermediate holdings, LLC

By:	/s/ Matthew S. Daly
Name: Matthew S. Daly
Title: Chief Operating Officer

KIMBELL crest minerals LLC

By:	/s/ Matthew S. Daly
Name: Matthew S. Daly
Title: Chief Operating Officer

[Signature Page to the Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

BUYER PARTIES:

KRP Legacy NBR, LLC

By:	/s/ Matthew S. Daly
Name: Matthew S. Daly
Title: Chief Operating Officer

[Signature Page to the Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

SELLERS:

RIVERCREST CAPITAL PARTNERS LP

By: Rivercrest Capital GP, LLC
Its: General Partner

By:	/s/ T. Scott Martin
Name: T. Scott Martin
Title: Managing Member

RIVERCREST CAPITAL PARTNERS II LP

By: Rivercrest Capital GP II, LLC
Its: General Partner

By:	/s/ T. Scott Martin
Name: T. Scott Martin
Title: Managing Member

CUPOLA ROYALTY DIRECT, LLC

By	/s/ T. Scott Martin
Name: T. Scott Martin
Title: Managing Member

[Signature Page to the Purchase and Sale Agreement]